The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-157658

PROSPECTUS SUPPLEMENT (subject to completion), dated August 2, 2010

(To prospectus dated March 3, 2009)

U.S.$                             % notes due 20

Issue price         %

Interest payable                     and

U.S.$                             % notes due 20

Issue price         %

Interest payable                     and

We are offering U.S.$             aggregate principal amount of our         % notes due                     , 20     (the “Series 20     Notes”) and U.S.$             aggregate principal amount of our         % notes due                     , 20     (the “Series 20     Notes”). We refer to the Series 20     Notes and the Series 20     Notes collectively as the “notes.”

The interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded) under the circumstances described in this prospectus supplement.

We may redeem the notes of any series, in whole at any time, or in part from time to time, at a make-whole redemption price described in this prospectus supplement. We may also redeem the notes at par if certain tax-related events occur (as described in more detail in this prospectus supplement). We may be required to make an offer to purchase all or a portion of each holder’s notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase.

The notes will be unsecured and unsubordinated obligations of ArcelorMittal and will rank equally with ArcelorMittal’s unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of ArcelorMittal’s subsidiaries with respect to the assets of those subsidiaries. The notes of each series will be issued in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

The notes will not be listed on any securities exchange or quoted on any automated quotation system.

See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Issue Price(1)		Underwriting discounts		Proceeds, before expenses, to ArcelorMittal(1)
Per Series 20 Note		%		%		%
Total	$		$		$
Per Series 20 Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2010 (if any).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form will be made on or about                     , 2010 through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream, Luxembourg (“Clearstream”) and the Euroclear System (“Euroclear”) (as participants in DTC).

Joint Book-Running Managers

BofA Merrill Lynch	Citi	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is                     , 2010.

Prospectus Supplement

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-ii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-25
RECENT DEVELOPMENTS	S-26
USE OF PROCEEDS	S-31
RATIO OF EARNINGS TO FIXED CHARGES	S-32
CAPITALIZATION AND INDEBTEDNESS	S-33
DESCRIPTION OF NOTES	S-34
ADDITIONAL TAX CONSIDERATIONS	S-43
UNDERWRITING	S-44
EXPENSES OF THE OFFERING	S-46
VALIDITY OF NOTES	S-46

Prospectus

ABOUT THIS PROSPECTUS	i
RISK FACTORS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	18
WHERE YOU CAN FIND MORE INFORMATION	18
FORWARD-LOOKING STATEMENTS	19
PRESENTATION OF CERTAIN INFORMATION	21
ARCELORMITTAL	22
USE OF PROCEEDS	24
CAPITALIZATION AND INDEBTEDNESS	24
RATIO OF EARNINGS TO FIXED CHARGES	24
DESCRIPTION OF DEBT SECURITIES	26
CLEARANCE AND SETTLEMENT	38
TAX CONSIDERATIONS	41
PLAN OF DISTRIBUTION	45
VALIDITY OF SECURITIES	47
EXPERTS	47

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to give you any other information, and neither we nor the underwriters take any responsibility for any other information that others may give you. ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements based on estimates and assumptions. This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial

S-ii

condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	a failure of the economy to recover from the recent downturn, or a prolonged period of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	the risk that excessive capacity in the steel industry globally and particularly in China may hamper the steel industry’s recovery and prolong the downward cycle;

•	the risk of a protracted fall in steel prices or of price volatility;

•	any volatility or increases in the cost, or shortages in the supply, of raw materials, energy and transportation;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	the risk that developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	ArcelorMittal’s ability to manage its growth;

•	the Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future needs or for planned dividends or share buy-backs;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•

the risk that significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements;

S-iii

•	risks relating to greenfield and brownfield projects that are part of ArcelorMittal’s growth strategy;

•	risks relating to ArcelorMittal’s mining operations;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in the countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims adversely affecting ArcelorMittal’s operations;

•	the risk of potential liabilities from investigations and litigation regarding antitrust matters;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates are; and

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets.

These factors are discussed in more detail in this prospectus supplement, including under “Risk Factors”.

Unless indicated otherwise, or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about ArcelorMittal and the notes being offered. It may not contain all of the information that may be important to you. Before investing in the notes, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering.

ArcelorMittal Overview

ArcelorMittal is the world’s largest and most global steel producer, with an annual production capacity of over 130 million tonnes of crude steel. ArcelorMittal had sales of $65.1 billion and steel shipments of 71.1 million tonnes in the year ended December 31, 2009. ArcelorMittal had sales of $40.3 billion and steel shipments of 44.3 million tonnes in the six months ended June 30, 2010. ArcelorMittal has steel-making operations in 20 countries in four continents, including 65 integrated, mini-mill and integrated mini-mill steel-making facilities. ArcelorMittal is the largest steel producer in the Americas, Europe and Africa, the second largest steel producer in the Commonwealth of Independent States (“CIS”) and has a growing presence in Asia, particularly in China. As of June 30, 2010, ArcelorMittal had approximately 281,000 employees.

ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products. Specifically, ArcelorMittal produces flat products, including sheet and plate, long products, including bars, rods and structural shapes, and stainless steel products. ArcelorMittal also produces pipes and tubes for various applications. ArcelorMittal sells its products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 170 countries, including the automotive, appliance, engineering, construction and machinery industries.

ArcelorMittal has been built on a management strategy that emphasizes size and scale, vertical integration, product diversity and quality, continuous growth in higher value products, and a strong focus on employee well-being and customer service. ArcelorMittal intends to continue to play a leading role in the consolidation of the global steel industry and to remain the global leader in the steel industry. The Company’s three-dimensional strategy, as described in the 2009 Form 20-F incorporated by reference herein, is its key to sustainability and growth. ArcelorMittal has unique geographical and product diversification coupled with upstream and downstream integration designed to minimize risk caused by cyclicality.

Recent Developments

For a description of certain recent developments relating to ArcelorMittal, see “Recent Developments” in this prospectus supplement.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated under the laws of Luxembourg on June 8, 2001. ArcelorMittal is registered at the R.C.S. Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-2652. ArcelorMittal’s agent for U.S. federal securities law purposes is ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, United States of America.

Summary of the Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	ArcelorMittal

Notes Offered	•	U.S.$ in principal amount of % notes due 20 .

•	U.S.$ in principal amount of % notes due 20 .

Issue Price	•	Series 20 Notes: % of the principal amount, plus accrued interest from , 2010 (if any)

•	Series 20 Notes: % of the principal amount, plus accrued interest from , 2010 (if any)

Maturity	•	Series 20 Notes: , 20

•	Series 20 Notes: , 20

Interest Rate	•	The Series 20 Notes issued hereby will bear interest at the rate of % per annum from , 2010 based upon a 360-day year consisting of twelve 30-day months.

•	The Series 20 Notes issued hereby will bear interest at the rate of % per annum from , 2010 based upon a 360-day year consisting of twelve 30-day months.

The interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded) under the circumstances described in this prospectus supplement. See “Description of Notes—Payments of Principal and Interest—Interest Rate Adjustment Based on Rating Events.”

Interest Payment Dates	•	Interest on the Series 20 Notes issued hereby will be payable semi-annually in arrears on and of each year, commencing on , 20 .

•	Interest on the Series 20 Notes issued hereby will be payable semi-annually in arrears on and of each year, commencing on , 20 .

Ranking

The notes will be ArcelorMittal’s unsecured and unsubordinated obligations and will rank equally in right of payment with all of its other unsecured and unsubordinated debt from time to time outstanding. The notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. As of June 30, 2010, ArcelorMittal’s total consolidated debt was approximately U.S.$22.8 billion. See “Capitalization and Indebtedness.”

Additional Amounts

In the event that any withholding or deduction is required by the laws of Luxembourg or certain other jurisdictions, ArcelorMittal will pay additional amounts so that the amount you receive after the withholding tax or deduction will equal the amount that you would have received if no withholding tax or deduction had been applicable, subject to some exceptions. See “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Covenants

The indenture relating to the notes contains restrictions on ArcelorMittal’s ability to pledge assets and to merge or engage in similar transactions. For a more complete description see “Description of Debt Securities—Consolidation, Merger, Conveyance or Transfer” and “Description of Debt Securities—Negative Pledge” in the accompanying prospectus.

Redemption Events

Optional Redemption. ArcelorMittal may redeem the notes of any series in whole at any time, or in part from time to time at ArcelorMittal’s option by paying the greater of (1) the principal amount of the notes to be redeemed and (2) the applicable make-whole amount, in each case plus accrued and unpaid interest to the redemption date. See “Description of Notes—Redemption, Exchange and Purchase—Redemption at the Option of the Company.”

Tax Redemption. If, due to certain changes in tax treatment in Luxembourg or certain other jurisdictions, ArcelorMittal would be required to pay additional amounts on the notes as described under “Description of Debt Securities—Additional Amounts” in the accompanying prospectus, ArcelorMittal may redeem the notes in whole but not in part at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest to the date of redemption. See “Description of Debt Securities—Redemption, Exchange and Purchase—Redemption for Taxation Reasons” in the accompanying prospectus.

Offer to Purchase Upon a Change of Control

Upon the occurrence of certain change of control events, ArcelorMittal may be required to make an offer to purchase all or a portion of each holder’s notes at a purchase price equal to 101% of the principal amount tendered, plus accrued and unpaid interest to the date of purchase. See “Description of Notes—Redemption, Exchange and Purchase—Offer to Purchase upon a Change of Control.”

Use of Proceeds	ArcelorMittal intends to use the net proceeds from the sale of the notes to refinance existing indebtedness. See “Use of Proceeds” for additional details.

Listing	The notes will not be listed on any securities exchange or quoted on any automated quotation system.

Trustee, registrar, principal paying agent and transfer agent	HSBC Bank USA, National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Risk Factors

See “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.

Global Notes Codes	Series 20 Notes Registered Global Note: CUSIP: ISIN:	Series 20 Notes Registered Global Note: CUSIP: ISIN:

Summary Consolidated Financial Information and Operating Data

The following tables present summary consolidated financial information of ArcelorMittal and, where relevant, of Mittal Steel, as of and for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and the six months ended June 30, 2009 and 2010, prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting” (“IAS 34”). The audited consolidated financial statements of ArcelorMittal (of which Mittal Steel is the predecessor) and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2008 and 2009, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2007, 2008 and 2009, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in our annual report on Form 20-F for the year ended December 31, 2009 (File No. 333-146371), including the ArcelorMittal Consolidated Financial Statements, which is referred to as our “2009 Form 20-F”. We refer to the unaudited condensed consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the condensed consolidated statements of financial position as of June 30, 2009 and 2010, and the condensed consolidated statements of operations, comprehensive (loss) income, changes in equity and cash flows for the six months ended June 30, 2010, as the “June 30, 2010 Financial Statements”. Both the ArcelorMittal Consolidated Financial Statements and the June 30, 2010 Financial Statements have been incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial information below should be read in conjunction with the ArcelorMittal Consolidated Financial Statements, including the notes thereto, and the June 30, 2010 Financial Statements and the notes thereto.

Consolidated Statements of Operations

(Amounts in $ millions except per share data and percentages)

	For the year ended December 31,					For the six month period ended June 30,
	2005	2006	2007	2008(5)	2009	2009	2010
						(unaudited)
Sales(1)	$28,132	$58,870	$105,216	$124,936	$65,110	$30,298	$40,303
Cost of sales (including depreciation and impairment)(2)(3)	22,341	48,378	84,953	106,021	62,913	30,915	36,103
Selling, general and administrative	1,062	2,960	5,433	6,590	3,875	2,050	1,791
Operating income/(loss)	4,729	7,532	14,830	12,325	(1,678)	(2,667)	2,409

Operating income as percentage of sales	16.80%	12.80%	14.10%	9.87%	(2.58)%	(8.80)%	5.98%
Other income—net	214	49	—	—	—	—	—
Income from investments in associates and joint ventures	86	301	985	1,653	58	(142)	277
Financing costs—net	(353)	(654)	(927)	(2,352)	(2,817)	(1,505)	(608)
Income/(loss) before taxes	4,676	7,228	14,888	11,626	(4,437)	(4,314)	2,078
Net income (including non-controlling interest)	3,795	6,106	11,850	10,498	75	(1,987)	2,502
Net income attributable to equity holders of the parent	3,301	5,247	10,368	9,466	118	(1,855)	2,383
Dividends declared per share	$0.30	$0.50	$1.30	$1.50	$0.75	$0.375	$0.375

Condensed Consolidated Statements of Financial Position

(Amounts in $ millions except share data)
	As of December 31,					As of June 30,
	2005	2006	2007	2008(5)	2009	2010
						(unaudited)

Cash and cash equivalents, including short-term investments and restricted cash	$2,149	$6,146	$8,105	$7,587	$6,009	$2,578
Property, plant and equipment	19,045	54,573	61,994	60,251	60,385	54,715
Total assets	33,867	112,681	133,625	133,155	127,697	120,743
Short-term debt and current portion of long-term debt	334	4,922	8,542	8,409	4,135	5,599
Long-term debt, net of current portion	7,974	21,645	22,085	25,667	20,677	17,234
Net assets	15,457	50,228	61,535	59,317	65,398	60,874
Share capital	60	17	9,269	9,269	9,950	9,950
Basic weighted average common shares outstanding (millions)	687	988	1,399	1,383	1,445	1,510
Diluted weighted average common shares outstanding (millions)	689	989	1,401	1,386	1,446	1,599

	For the year ended December 31,					For the six month period ended June 30,
	2005	2006	2007	2008(5)	2009	2009	2010
						(Unaudited)

Other Data
Net cash provided by operating activities	$3,874	$7,122	$16,532	$14,652	$7,278	$2,075	$(334)
Net cash used in investing activities	(7,512)	(8,576)	(11,909)	(12,428)	(2,784)	(1,275)	(1,425)
Net cash (used in) provided by financing activities	3,349	5,445	(3,417)	(2,132)	(6,347)	(1,177)	(1,409)
Total production of crude steel (thousands of tonnes)	48,916	85,620	116,415	103,326	73,236	31,093	47,872
Total shipments of steel products (thousands of tonnes)(4)	44,614	78,950	109,724	101,691	71,071	32,926	44,222

(1)

Including $2,339 million, $3,847 million, $4,767 million, $6,411 million and $3,170 million of sales to related parties for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and $1,293 million and $2,092 million of sales to related parties for the six months ended June 30, 2009 and 2010, respectively (see Note 13 to the ArcelorMittal Consolidated Financial Statements).

(2)

Including $914 million, $1,740 million, $2,408 million, $2,391 million and $1,945 million of purchases from related parties for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and $670 million and $1,072 million of purchases from related parties for the six months ended June 30, 2009 and 2010, respectively.

(3)

Including depreciation and impairment of $1,113 million, $2,324 million, $4,570 million, $6,104 million and $5,458 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and depreciation and impairment of $2,346 million and $2,481 million for the six months ended June 30, 2009 and 2010, respectively.

(4)	Shipment volumes of steel products for the operations of the Company include certain intra-company shipments.
(5)

As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of purchase price of acquisitions made in 2008 (see Note 3 to the ArcelorMittal Consolidated Financial Statements).

RISK FACTORS

An investment in the notes offered using this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Steel Industry

The downturn in the global economy during 2008 and 2009 caused a sharp reduction in worldwide demand for steel. Should the global economy or the economies of ArcelorMittal’s key selling markets fail to recover or enter a protracted period of weak growth, this would have a material adverse effect on the steel industry and ArcelorMittal.

ArcelorMittal’s activities and results are substantially affected by international, national and regional economic conditions. Starting in September 2008 and lasting through much of 2009, a steep downturn in the global economy, sparked by uncertainty in credit markets and deteriorating consumer confidence, sharply reduced demand for steel products worldwide. This had, and to some extent continues to have, a pronounced negative effect on ArcelorMittal’s business and results of operations.

Although the global economy showed signs of recovery by the end of 2009, should the incipient recovery falter, the outlook for steel producers will again worsen. See “Item 5—Operating and Financial Review and Prospects—Overview—Economic Environment” of our 2009 Form 20-F and “Interim Management Report—Business Overview—Economic Environment” in our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2010 (the “June 30, 2010 MD&A”). In particular, a renewed recession or period of below-trend growth in the United States and Europe, or slow growth in emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the CIS regions) would have a material adverse effect on the steel industry. Continued weakness in sectors of the economy that are substantial consumers of steel products, such as the automotive industry (to which ArcelorMittal shipped approximately 9.8 million tonnes of steel in 2009 after having shipped 15.0 million tonnes in 2008) and the construction industry, or additional bankruptcies of large companies in such industries, would also hurt steel producers. Notwithstanding ArcelorMittal’s size and global presence, protracted declines in steel consumption caused by poor economic conditions in any major markets or by the deterioration of the financial condition of any key customers would have a material adverse effect on demand for, and prices of, its products and hence its results. An uneven recovery, with positive growth limited to certain regions, or excluding key markets such as the European Union and the United States, which respectively accounted for 46% and 15% of ArcelorMittal’s sales in 2009, would also have an adverse effect on ArcelorMittal’s results of operations and prospects.

In response to the market downturn and the fall in demand for steel products towards the end of 2008 and the first half of 2009, ArcelorMittal announced and began implementing several measures, including reducing capital expenditures, cutting costs, improving productivity, cutting steel production and reducing debt. See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Initiatives in Response to Changing Market Conditions” and “Item 5—Operating and Financial Review and Prospects—Liquidity & Capital Resources” of our 2009 Form 20-F and “Interim Management Report—Business Overview—Liquidity and Capital Resources” in our June 30, 2010 MD&A. Although these measures helped ArcelorMittal to weather the crisis, and while demand, production levels and prices have started to recover in certain segments and markets, the extent, timing and duration of the recovery remains uncertain. The extent to which the rebound in the steel market can be ascribed to a recovery in “real” underlying demand, as opposed to “apparent” demand resulting from de-stocking, remains uncertain. An unsustainable recovery and persistent weak economic conditions in any of ArcelorMittal’s key markets would adversely affect operational results, and could necessitate the extension or expansion of the conservative measures undertaken during the crisis, which in itself could have a material adverse effect on ArcelorMittal’s results of operations and growth prospects.

Excess capacity and oversupply in the steel industry globally and particularly in China may hamper the steel industry’s recovery and prolong the downward cycle.

In addition to economic conditions, the steel industry is affected by global production capacity and fluctuations in steel imports/exports and tariffs. The steel industry has historically suffered from structural over-capacity. The industry is currently characterized by a substantial increase in production capacity in the developing world, particularly in China, but also in India and other emerging markets. China is now the largest global steel producer by a large margin, with the balance between its domestic production and consumption being an important factor in global steel prices. Chinese steel exports, or conditions favorable to them (excess steel capacity in China and/or higher market prices for steel in markets outside of China) can have a significant impact on steel prices in other markets, including the U.S. and Europe. Over the short to medium term ArcelorMittal is exposed to the risk of steel production increases in China and other markets outstripping increases in real demand, which may weigh on price recovery.

Protracted low steel prices would have a material adverse effect on the results of ArcelorMittal, as could price volatility.

Steel prices are volatile, reflecting the highly cyclical nature of the global steel industry. After rising steadily during 2007 and into the third quarter of 2008, global steel prices fell sharply, as the credit crisis led to a collapse in global demand. Prices remained depressed during the first half of 2009, despite widespread production cuts. During the second half of 2009 a gradual recovery was seen in certain segments and markets. See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Steel Prices” of our 2009 Form 20-F and “Interim Management Report—Business Overview—Steel Production—Steel Prices” in our June 30, 2010 MD&A. Lower prices have had an adverse effect on steel producers in general, including ArcelorMittal, due to lower revenues, margins and writedowns of finished steel products and raw material inventories.

Significant price decreases during periods of economic weakness have historically not been balanced by commensurate price increases during periods of economic strength. Although prices have recovered and stabilized since the crisis to a certain degree, the timing and extent of the recovery and potential return to pre-crisis price levels remains uncertain. The initial rebound in the international steel market was due in part to a rebound in apparent demand resulting from de-stocking. However, the extent of the recovery in real demand remains uncertain. A sustained price recovery will most likely require a broad economic recovery, in order to underpin an increase in real demand for steel products by end users.

In addition to macroeconomic trends, steel prices are sensitive to developments in particular industries, such as the automotive, construction, appliance, machinery, equipment and transportation, which are the main markets for ArcelorMittal’s products. A resumed downturn in steel prices would materially and adversely affect ArcelorMittal’s revenues and profitability, including because of potential further write-downs of steel products and raw materials inventories.

See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations” of our 2009 Form 20-F and “Interim Management Report—Business Overview—Key Factors Affecting Results of Operations” in our June 30, 2010 MD&A.

Volatility in the prices of raw materials, energy and transportation, including mismatches between trends in prices for raw materials and steel, as well as limitations on or disruptions in the supply of raw materials, could adversely affect ArcelorMittal’s profitability.

Steel production requires substantial amounts of raw materials and energy, including iron ore, coking coal and coke, scrap, electricity and natural gas, which are subject to significant price volatility. In 2006, 2007, and through the first half of 2008, the prices of most commodities used in the steel-making process rose sharply before collapsing in late 2008 as a result of the global economic crisis. In May 2009, the annual benchmark price of iron ore for 2009 was set at a level 28-33% below the 2008 benchmark price. Prices on the spot market have since recovered significantly since their lows in the first half of 2009.

Events earlier this year signal that the traditional annual benchmark pricing mechanisms have come to an end with the big three iron ore suppliers (Vale, Rio Tinto and BHP Billiton) now fully supporting a quarterly system. Vale and Rio Tinto dropped support for the benchmark price in February 2010. A quarterly index-based pricing model has been developed by Vale and has been adopted by other suppliers such as BHP Billiton and Rio Tinto. This model operates on the basis of the average spot price for iron ore supplied to China, quoted in Platt’s iron ore index (IODEX). For the second quarter of 2010, a substantial price increase for iron ore was applied. Prices as well as pricing mechanism for coking coal followed a similar trend where the annual benchmark price was replaced by a quarterly price starting from the second quarter 2010 onwards.

Prices for zinc and nickel, as well as scrap, also increased in early 2010, but then prices dropped in May of 2010.

See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Raw Materials” of our 2009 Form 20-F and “Interim Management Report—Business Overview—Steel Production—Raw Materials” in our June 30, 2010 MD&A.

The availability and prices of raw materials may be negatively affected by, among other factors: new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters and other similar events; fluctuations in exchange rates; consolidation in steel-related industries; the bargaining power of raw material suppliers and the availability and cost of transportation. Although ArcelorMittal has substantial captive sources of iron ore and coal from its own mines and is expanding output at such mines and also has new mines under development, it still obtains a significant portion of its raw materials requirements under long-term supply contracts. The raw materials industry is highly concentrated and suppliers in recent years have had significant pricing power, as was the case during 2007 and the first half of 2008, when demand peaked at record levels. Further consolidation among suppliers—for example, the announced iron ore joint venture between mining companies BHP Billiton and Rio Tinto—would exacerbate this trend. Should raw materials suppliers continue to move toward sales based on spot prices rather than long-term fixed price contracts, steel producers would face increased exposure to production cost and price volatility, which may in turn reduce their access to reliable supplies of raw materials. Any prolonged interruption in the supply of raw materials or energy, or increases in costs which ArcelorMittal cannot pass on to its customers, could adversely affect its business, financial condition, results of operations or prospects.

Energy costs, including the cost of electricity and natural gas, represent a substantial portion of the cost of goods sold by steel companies. Historically, energy prices have varied significantly, and this trend may continue due to market conditions and other factors beyond the control of steel companies. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of energy, steel companies are sensitive to natural gas prices and are dependent on having access to reliable supplies.

Despite the fact that steel and raw material prices are historically highly correlated with both having experienced significant declines during the crisis, this correlation is not guaranteed. In addition, ArcelorMittal sources a material portion of its raw materials through annual fixed price contracts, thereby creating the risk of adverse differentials between its own production costs and steel price trends, as was the case during the fourth quarter of 2008 and the first half of 2009, when ArcelorMittal experienced a margin squeeze and recorded significant write-downs and provisions on raw material supply contracts. The introduction of quarterly pricing for iron ore and coking coal increases the speed and frequency with which margin squeeze situations may occur. If raw materials and energy prices rise significantly (either as a result of supply constraints or other reasons) but prices for steel do not increase commensurately, it would have a negative effect on ArcelorMittal’s business, financial condition, results of operations and prospects.

Unfair trade practices in ArcelorMittal’s home markets could negatively affect steel prices and reduce ArcelorMittal’s profitability, while trade restrictions could limit ArcelorMittal’s access to key export markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies such as China. As a consequence of the recent global economic crisis, there is an increased risk of unfairly-traded steel exports from such countries into various markets including North America and Europe, in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

In addition, ArcelorMittal has significant exposure to the effects of trade actions and barriers due to the global nature of its operations. Various countries have in the past instituted, or are currently contemplating the implementation of, trade actions and barriers, which could materially and adversely affect ArcelorMittal’s business by limiting ArcelorMittal’s access to steel markets.

See “Item 4B—Information on the Company—Business Overview—Government Regulations” of our 2009 Form 20-F.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition—in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases, amid an incipient recovery, or exporters selling excess capacity from markets such as China—could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Competition from other materials could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Government regulatory initiatives mandating the use of such materials in lieu of steel, whether for environmental or other reasons, as well as the development of other new substitutes for steel products, could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to strict environmental laws and regulations, including with respect to greenhouse gas emissions, that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent environmental protection standards regarding, among others, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations can be significant. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, environmental incidents or accidents may occur that negatively affect ArcelorMittal’s reputation or the operations of key facilities.

Compliance with new and more stringent environmental obligations—particularly those arising from policies limiting greenhouse gas emissions—may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (CO2), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The European Union has already established greenhouse gas regulations and many other countries, including the United States, are in the process of doing so. Such regulations, whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax, or other regulatory initiative, could have a negative effect on ArcelorMittal’s production levels, income and cash flows. Such regulations could also have a negative effect on ArcelorMittal’s suppliers and customers, which could result in higher costs and lower sales.

Moreover, many developing nations, including China, have not yet instituted significant greenhouse gas regulations. It is possible that any international agreement to regulate emissions (including any pact that emerges in the aftermath of the December 2009 UN Climate Change Conference in Copenhagen) may provide exemptions and lesser standards for developing nations. In such case, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in such countries.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may be also the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal operations may be located in areas where communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2009 Form 20-F.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties.

Despite ArcelorMittal’s significant efforts to monitor and reduce accidents at its facilities (see “Item 4B—Business Overview—Government Regulations—Health and Safety Laws and Regulations” of our 2009 Form 20-F), there remains a risk that health and safety incidents may occur, which may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such incidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, other incidents involving mobile equipment, or exposure to radioactive or other potentially hazardous materials. Some of ArcelorMittal’s industrial activities involve the use, storage and transport of dangerous chemicals and toxic substances, and ArcelorMittal is therefore subject to the risk of industrial accidents which could have significant adverse consequences for ArcelorMittal’s workers and facilities, as well as the environment. Such incidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put at risk employees (and those of sub-contractors and suppliers) or persons living near affected sites.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within our workforce in Africa and other regions. ArcelorMittal may also be affected by potential H1N1 outbreaks in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, following accidents in 2006 and 2007 that resulted in numerous fatalities, the Kazakh government threatened to revoke the operating license of ArcelorMittal Temirtau unless additional safety measures were implemented. Since then, ArcelorMittal has cooperated with authorities to implement these measures or otherwise reach agreement on necessary remedial action. Nevertheless, the episode remains illustrative of risks presented by health and safety issues, from both a reputational and operational standpoint.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2009 Form 20-F.

Risks Related to ArcelorMittal

ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of June 30, 2010, ArcelorMittal had total debt outstanding of $22.8 billion, consisting of $5.6 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $17.2 billion of long-term indebtedness. As of June 30, 2010, ArcelorMittal had $2.6 billion of cash and cash equivalents, including short-term investments and restricted cash, and $10.2 billion available to be drawn under existing credit facilities. Substantial amounts of indebtedness mature in 2010 ($3.8 billion), 2011 ($3.8 billion), 2012 ($1.7 billion), 2013 ($3.8 billion) and 2014 ($3.2 billion). See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2009 Form 20-F.

In response to the downturn in the global steel market and difficult credit market conditions in late 2008, ArcelorMittal reduced its “net debt” (i.e., long-term debt plus short-term debt less cash and cash equivalents and restricted cash) by approximately $13.7 billion at the end of 2009 from September 30, 2008. This reduction, as well as an extension of ArcelorMittal’s debt maturity profile, resulted in part from a series of debt, equity and convertible bond offerings in 2009 totaling approximately $13.1 billion. Although these transactions improved ArcelorMittal’s liquidity position, debt maturity profile and gearing1, its financing costs have generally risen due to the higher interest rates paid on recent financings. See “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—Financings—Debt Securities and Other Loans, Convertible Bonds and Equity Financings—2009 Capital Markets Transactions” of our 2009 Form 20-F.

Although the global financial crisis eased during the second half of 2009, conditions in global capital and credit markets generally remain volatile and uncertain, particularly for companies with high leverage or in sectors that have been especially affected by the global economic downturn, including steel and other basic material producers. Conditions in global financial markets could conceivably relapse and deteriorate sharply as they did in

[1]	Gearing is defined as (A) long-term debt, plus short-term debt, less cash and cash equivalents, restricted cash and short-term investments, divided by (B) total equity.

September 2008, including in response to political or financial news such as significant credit losses at a systemically important financial institution, company or sovereign country (many of which accumulated large amounts of debt during the 2008-2009 recession as a result of decreased tax revenues and increased spending to finance economic stimulus and bailouts). ArcelorMittal could, in order to increase financial flexibility during a period of reduced availability of credit, implement capital raising measures such as equity offerings or asset disposals, which could in turn create a risk of diluting existing shareholders, receiving relatively low proceeds and/or causing substantial accounting losses (particularly if done in difficult market conditions).

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. ArcelorMittal’s principal credit facilities also include the following financial covenant: ArcelorMittal must ensure that the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities) does not, at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), exceed a certain ratio. In August 2009, ArcelorMittal signed agreements with the lenders under its principal credit facilities to amend this ratio, referred to as its “Leverage Ratio”, from 3.5 to one as originally provided, to 4.5 to one as of December 31, 2009, to 4.0 to one as of June 30, 2010, and reverting to 3.5 to one as of December 31, 2010. ArcelorMittal also agreed to the imposition of certain additional temporary restrictive covenants on its activities if the Leverage Ratio exceeds 3.5 to one for any Measurement Period. These include restrictions on dividends and share reductions, acquisitions, capital expenditure and the giving of loans and guarantees. As of June 30, 2010, the Leverage Ratio stood at approximately 2.4 to one, compared to 3.2 to one as of December 31, 2009, 1.1 to one as of December 31, 2008 and 1.7 to one as of June 30, 2009.

Limitations arising from the restrictive and financial covenants described above could limit ArcelorMittal’s operating and financial flexibility, including to distribute dividends, make capital expenditures or engage in strategic acquisitions or investments. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under such credit facilities. Any invocation of these cross-acceleration or cross-default clauses could cause some or all of the other debt to accelerate, creating liquidity pressures. ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

Furthermore, a significant part of ArcelorMittal’s debt is at variable rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its variable rate indebtedness would increase). Depending on market conditions, ArcelorMittal may use interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. As of December 31, 2009, approximately 64% (61% after taking swaps into account) of the outstanding indebtedness of ArcelorMittal and its subsidiaries was at fixed rates of interest.

ArcelorMittal experienced credit rating downgrades in 2009. On May 20, 2009, Moody’s Investors Service downgraded ArcelorMittal’s Baa2 rating to Baa3 and assigned a stable outlook. On June 5, 2009, Standard & Poor’s Ratings Services downgraded ArcelorMittal’s BBB+ long-term corporate credit rating to BBB, and kept its outlook negative. On July 31, 2009, Fitch Ratings changed ArcelorMittal’s outlook to negative from stable. See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2009 Form 20-F and “Interim Management Report—Business Overview—Liquidity and Capital Resources” in our June 30, 2010 MD&A. The ratings agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn or other adverse trends in the steel industry, or trends in credit and capital markets more generally. Any decline in ArcelorMittal’s credit rating would increase its cost of borrowing and could significantly harm its financial condition, results of operations and profitability, including its ability to refinance its existing indebtedness.

ArcelorMittal has grown through acquisitions and will likely continue to do so. Failure to manage external growth and difficulties integrating acquired companies could harm ArcelorMittal’s future results of operations, financial condition and prospects.

ArcelorMittal results from Mittal Steel Company N.V.’s 2006 acquisition of, and 2007 merger with, Arcelor, a company of approximately equivalent size. Arcelor itself resulted from the combination of three steel companies, and Mittal Steel had previously grown through numerous acquisitions over many years. ArcelorMittal made numerous acquisitions in 2007 and 2008 before curtailing M&A activity in 2009. Its strategy going forward includes external growth through acquisitions.

ArcelorMittal’s past growth through acquisitions has entailed significant investment and increased operating costs, as well as requiring greater allocation of management resources away from daily operations. Managing growth has required the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, attracting and retaining qualified management and personnel as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to continue to manage such growth could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if integration of acquisitions is not successful, ArcelorMittal could lose key personnel and key customers, and may not be able to retain or expand its market position.

A Mittal family trust has the ability to exercise significant influence over the outcome of shareholder votes.

As of December 31, 2009, Mr. Lakshmi N. Mittal (along with his wife, Mrs. Usha Mittal) owned 637,504,863 of ArcelorMittal’s outstanding common shares, representing approximately 40.84% of ArcelorMittal’s outstanding voting shares. On June 24, 2010, the Company was notified that Mr. Lakshmi Mittal and Mrs. Usha Mittal had transferred their interest in the Company to a trust, of which Mr. Mittal, Mrs. Mittal and their children are the beneficiaries. Consequently, this Mittal family trust has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. This Mittal family trust also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have a material adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have a material adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key man life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its common shares or conduct share buy-backs. Some of these operating subsidiaries have outstanding debt obligations or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the statement of operations.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is reviewed for impairment annually at the cash generating unit level or whenever changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the cash generating units are determined from value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on ArcelorMittal’s growth forecasts, which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See Notes 2 and 8 to the ArcelorMittal Consolidated Financial Statements.

If management’s estimates change, the estimate of the fair value of goodwill could fall significantly and result in impairment. While impairment of goodwill does not affect reported cash flows, it does result in a non-cash charge in the consolidated statement of operations, which could have a material adverse effect on ArcelorMittal’s results of operations or financial position. Based on its impairment review in connection with the preparation of its 2009 financial statements, ArcelorMittal did not record any impairment of goodwill at December 31, 2009. Management believes, however, that reasonably possible changes in key assumptions used in assessing value in use would cause an impairment loss to be recognized in respect of ArcelorMittal’s AACIS and Stainless Steel segments, which account for approximately $1.5 billion and $1.8 billion of goodwill, respectively. At December 31, 2009, ArcelorMittal had $14.8 billion of goodwill and $2.2 billion of other intangibles, compared to $14.2 billion of goodwill and $2.5 billion of other intangibles at December 31, 2008. See Note 8 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal also analyzes at each reporting date the recoverable amount of its manufacturing property, plant and equipment based on its value in use, and records an expense to the extent that the recoverable amount is less than the carrying amount. For the year ended December 31, 2009, ArcelorMittal recorded an impairment loss of $564 million in this respect.

No assurance can be given as to the absence of significant further impairment charges in future periods, particularly if market conditions deteriorate again as they did in 2008-2009.

Capital expenditure commitments and other undertakings arising from past investments may limit ArcelorMittal’s operational flexibility, add to its financing requirements and adversely affect its results of operations and prospects.

In connection with the acquisition of certain operating subsidiaries and other investments, ArcelorMittal has committed itself to significant capital expenditures and other undertakings. See “Item 5F—Operating and Financial Review and Prospects—Tabular Disclosure of Contractual Obligations” of our 2009 Form 20-F and Note 21 to the ArcelorMittal Consolidated Financial Statements. ArcelorMittal expects to fund these commitments primarily through internal sources, but it cannot provide assurances in this regard or guarantee that these projects will be completed on time if at all. Failure to comply with commitments in connection with past growth projects may result in forfeiture of a part of ArcelorMittal’s investment, the loss of tax and regulatory benefits, and/or disputes that could have a material adverse effect on ArcelorMittal’s financial condition or results of operations.

ArcelorMittal’s growth strategy includes greenfield and brownfield projects that are inherently subject to completion and financing risks, which, if realized, could adversely affect ArcelorMittal’s results of operations and financial condition.

As a part of its future growth strategy, ArcelorMittal plans to expand its steel making capacity and raw materials self-sufficiency through a combination of brownfield growth, new greenfield projects and acquisition opportunities, mainly in emerging markets such as India, Africa and Brazil. See “Item 4—Information on ArcelorMittal—Business Overview—Business Strategy” of our 2009 Form 20-F. To the extent that these plans proceed, these projects would require substantial capital expenditures (with the attendant risks noted above), and timely completion may be affected by factors beyond the control of ArcelorMittal. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, local opposition to land acquisition or project development (as experienced, for example, in connection with ArcelorMittal’s projects in India), demand for ArcelorMittal’s products and general economic conditions. Any of these factors may cause ArcelorMittal to delay, modify or forego some or all aspects of its expansion plans. ArcelorMittal cannot guarantee that it will be able to execute these projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment.

ArcelorMittal’s mining operations are subject to mining risks.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities in recent years. Mining operations are subject to hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	incidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination;

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling; and

•	blasting and removing, and processing material from, an underground mine.

ArcelorMittal is exposed to all of these hazards. Among other accidents experienced over recent years, in January 2008, a methane gas explosion at ArcelorMittal’s Abaiskaya underground mine in Kazakhstan resulted in 30 fatalities and a cessation or disruption of operations for six months. On June 2, 2008 a coal and gas explosion caused by an unpredictable geological failure took place at the Tentekskaya mine in Kazakhstan and claimed the lives of five miners. Since then, the development roadway has been recovered and operations have resumed. The reoccurrence of any of these events, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require ArcelorMittal to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2009, the value of ArcelorMittal USA’s pension plan assets was $2.1 billion, while the projected benefit obligation was $3.3 billion, resulting in a deficit of $1.1 billion. At December 31, 2009, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $2.4 billion, while the projected benefit obligation was $2.9 billion, resulting in a deficit of $492 million. At December 31, 2009, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $644 million, while the projected benefit obligation was $2.5 billion, resulting in a deficit of $1.9 billion. ArcelorMittal USA also had a partially underfunded post-employment benefit obligation of $4.0 billion relating to life insurance and medical benefits as of December 31, 2009. The value of ArcelorMittal USA post-employment benefit plan assets were $559 million, resulting in a deficit of $3.4 billion. ArcelorMittal’s Canadian subsidiaries also had an under-funded post-employment benefit obligation of $778 million relating to life insurance and medical benefits as of December 31, 2009. ArcelorMittal’s European subsidiaries also had a partially under-funded post-employment benefit obligation of $564 million relating to life insurance and medical benefits as of December 31, 2009. See Note 22 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal’s funding obligations depend upon future asset performance, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulations. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. In these circumstances funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, the negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. ArcelorMittal periodically experiences strikes and work stoppages at various facilities prolonged strikes or work stoppages, which may increase in their severity and frequency and may have an adverse effect on the operations and financial results of ArcelorMittal.

ArcelorMittal is subject to economic policy risks and political, social and legal uncertainties in some of the developing countries in which it operates or proposes to operate. Any deterioration or disruption of the business environment in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of developing countries. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but which cannot be guaranteed, particularly in light of the recent global economic crisis. Risks of widespread insolvency, mass unemployment and the deterioration of various sectors of the economies where ArcelorMittal operates increased during crisis. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally-controlled command economies to market-oriented systems. Political, economic and legal reforms necessary to complete such transformation may not continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in developing countries are vulnerable to their populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has announced a policy of selective nationalization of companies operating in the country, and has effected a number of nationalizations. Although ArcelorMittal believes that the long-term growth potential in developing markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange markets, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency), fluctuations in exchange rates to the U.S. dollar, could have an adverse effect on its business, financial condition, results of operations or prospects.

ArcelorMittal also operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations, such as occurred in Venezuela in January 2010. Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls, in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Item 4B—Information on the Company—Business Overview—Government Regulations—Foreign Exchange” of our 2009 Form 20-F.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect ArcelorMittal’s operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could significantly damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities are located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both these areas are prone to earthquakes of varying magnitudes. ArcelorMittal Point Lisas is located in Trinidad, which is vulnerable to hurricanes. Extensive damage to these facilities or any other major production complexes and staff casualties whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production as a result of such a disaster could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices but it is not fully insured against all business risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of ArcelorMittal also maintains various other types of insurance, such as workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the steel industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

As a result of the 2008-2009 economic downturn, which has had a particularly severe impact on certain countries and industries, including the automobile industry, insurers no longer provide coverage for certain customers or impose trade credit insurance limits that are not sufficient to cover ArcelorMittal’s exposure to certain customers.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could adversely affect ArcelorMittal’s operations.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications. There could be significant consequential damages resulting from the use of such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products could leave ArcelorMittal uninsured against a portion or all of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities and litigation, among others, regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects.

ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in December 2008 the French Competition Council ruled that subsidiaries of ArcelorMittal had agreed with their competitors to fix prices and allocate markets and customers during the 1999 to 2004 period and imposed a fine of €301.78 million, although the fine was subsequently reduced on appeal in January 2010 to €42 million. Also, in September 2008, Standard Iron Works filed a class action complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA Inc. and other steel manufacturers, alleging on behalf of direct purchasers that the defendants conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar lawsuits, including a lawsuit on behalf of indirect purchasers, have been filed and have been reassigned to the court overseeing this lawsuit. A motion by the defendants in the case to dismiss the complaint was denied in June 2009. Antitrust proceedings and investigations involving ArcelorMittal and its subsidiaries are also currently pending in Brazil, Europe and South Africa.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Although ArcelorMittal has established reserves for certain antitrust claims (see “Item 8A—Financial Information—Legal Proceedings—Legal Claims—Competition/Antitrust Claims” of our 2009 Form 20-F and “Interim Management Report—Recent Developments—Recent Developments in Legal Proceedings—Competition/Antitrust Claims” in our June 30, 2010 MD&A), unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and its financial condition.

In addition to regulatory risk relating to antitrust, ArcelorMittal has been, and to some degree remains, subject to regulatory risk relating to state aid received in past years in connection with its acquisitions of certain steel facilities in Eastern Europe that were privatized. A breach or purported breach of the European Union’s rules and transitional arrangements governing this state aid could result in a decision by the European Commission ordering relevant government authorities to take measures to recover the aid that was granted. In Romania, compliance with the transitional arrangements is currently being reviewed.

ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties and reputational harm.

ArcelorMittal operates in a global environment, and its activities straddle multiple jurisdictions and complex regulatory frameworks at a time of increased enforcement activity worldwide. ArcelorMittal’s governance and compliance processes, which include the review of internal control over financial reporting, may not prevent all future breaches of law, accounting or governance standards. ArcelorMittal may be subject to breaches of its Code of Business Conduct, business conduct protocols and instances of fraudulent behavior and dishonesty by its employees, contractors or other agents. ArcelorMittal’s failure to comply with applicable laws and other standards could subject it to fines, loss of operating licenses and reputational harm.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See Note 18 to the ArcelorMittal Consolidated Financial Statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability could be reduced.

At December 31, 2009, ArcelorMittal had $4.8 billion recorded as deferred tax assets on its statement of financial position. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2009, the amount of future income required to recover ArcelorMittal’s deferred tax assets was approximately $16.4 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is incorporated under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate headquarters in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside of the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in our 2009 Form 20-F or in the registration statement of which this prospectus is a part.

Risks Related to an Investment in the Notes.

Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the notes is effectively subordinated to the other liabilities of ArcelorMittal’s subsidiaries.

ArcelorMittal carries on a significant portion of its operations through subsidiaries. Its subsidiaries are not guarantors of the notes. Moreover, these subsidiaries are not required and may not be able to pay dividends to ArcelorMittal. ArcelorMittal’s subsidiaries are not bound by ArcelorMittal’s obligations under the indenture. Claims of the creditors of ArcelorMittal’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ArcelorMittal’s creditors. Consequently, holders of the notes are in effect structurally subordinated, on ArcelorMittal’s insolvency, to the prior claims of the creditors of ArcelorMittal’s subsidiaries.

ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

ArcelorMittal is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conduct operations. The indenture governing the notes does not restrict ArcelorMittal or its subsidiaries from incurring additional debt or guaranteeing any debt of others in the future.

A number of ArcelorMittal’s subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations.

Furthermore, the continued transfer to ArcelorMittal of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if ArcelorMittal is otherwise unable to ensure the continued transfer of dividends and other income to ArcelorMittal from these subsidiaries, its ability to make debt payments will be impaired.

Since the notes are unsecured and unsubordinated, your right to receive payments may be adversely affected.

The notes will be unsecured. If ArcelorMittal defaults on the notes, or after bankruptcy, liquidation or reorganization, then, to the extent ArcelorMittal has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before ArcelorMittal can make payment on the notes. There may only be limited assets available to make payments on the notes in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

ArcelorMittal is not restricted in its ability to dispose of its assets by the terms of the notes.

The indenture governing the notes contains a negative pledge that prohibits ArcelorMittal and its material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments, unless ArcelorMittal makes a similar pledge to secure the notes issued under the indenture. However, ArcelorMittal is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the terms of the notes. ArcelorMittal is also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If ArcelorMittal decides to dispose of a large amount of its assets, you will not be entitled to declare an acceleration of the maturity of the notes, and those assets will no longer be available to support payments on the notes.

A downgrade in ArcelorMittal’s credit rating could adversely affect the trading prices of the notes.

The trading prices for the notes is directly affected by ArcelorMittal’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including ArcelorMittal. Any ratings downgrade could adversely affect the trading prices of the notes or the trading markets for the notes to the extent trading markets for the notes develop. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative values of the notes. Any trading by arbitrageurs could, in turn, affect the trading prices of the notes.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the notes.

ArcerlorMittal is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the notes to effect a restructuring of ArcelorMittal or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law. Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Two formal corporate rescue procedures exist—controlled management (gestion contrôlée), which involves one or several commissioners (commissaire à la gestion contrôlée) preparing a plan of re-organization or a plan for the realization and distribution of the assets, and composition proceedings (concordat préventif de la faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors. A judgment in bankruptcy proceedings has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce his security interest if an event of default has occurred under the security agreement. The ratification of the composition in composition proceedings will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, their mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the notes to effect a restructuring of ArcelorMittal and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to our receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the notes to recover less than the principal amount of their notes or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the notes to be delayed compared with holders of undisputed claims.

There may not be liquid trading markets for the notes.

The notes of each series are new securities with no established trading market, and ArcelorMittal will not arrange for the notes to be listed on a national securities exchange or any other organized trading market or quoted on any automated quotation system. The underwriters may advise ArcelorMittal that they intend to make a market in the notes of each series, but they will not be obligated to do so and may discontinue any market-making in the notes at any time, at their sole discretion. As a result, ArcelorMittal cannot assure you as to the liquidity of any trading market for the notes. If active markets for the notes do not develop, the prices of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our 2009 Form 20-F. We also incorporate by reference the following reports furnished by us on Form 6-K and available on the SEC website:

•

Report on Form 6-K furnished on May 15, 2009 and indicating incorporation by reference into the March 3, 2009 Form F-3 and prospectus therein, incorporating the ArcelorMittal Debt Securities Underwriting Agreement Standard Provisions (incorporation by reference being with respect to Exhibit 99.1 only).

•	Report on Form 6-K furnished on May 20, 2009 and indicating incorporation by reference into the March 3, 2009 Form F-3 and prospectus therein, incorporating the Base Indenture, dated May 20, 2009.

•

Report on Form 6-K furnished on August 2, 2010 and indicating incorporation by reference into the March 3, 2009 Form F-3 and prospectus therein, incorporating the Computation of the Ratio of Earnings to Fixed Charges and the Consent of Independent Registered Public Accounting Firm.

•	Report on Form 6-K furnished on July 30, 2010, incorporating 1) the June 30, 2010 MD&A and 2) the June 30, 2010 Financial Statements.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus or a later document incorporated by reference herein modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

RECENT DEVELOPMENTS

Second Quarter 2010 Results

ArcelorMittal announced results for the three months ended June 30, 2010, which included:

Highlights for the three months ended June 30, 2010:

•	Health and Safety frequency rate[1] marginally improved compared with the three months ended March 31, 2010.

•	Operating income for the six months ended June 30, 2010 amounted to U.S.$2.4 billion, compared to an operating loss of U.S.$2.7 billion for the six months ended June 30, 2009.

•	Long-term debt plus short-term debt, less cash and cash equivalents and restricted cash was U.S.$20.3 billion as of June 30, 2010, up from U.S.$18.8 billion at December 31, 2009.

Third Quarter 2010 Outlook:

•	Operating income plus depreciation and impairment in the third quarter of 2010 is expected to be approximately U.S.$2.1 – $2.5 billion.

•	Shipments are expected to be lower and capacity utilization is expected to decline to approximately 70% due to seasonal slowdown.

•	Average selling prices are expected to remain stable and operating costs are expected to increase as compared to the second quarter of 2010 due largely to higher raw material prices.

Loan Agreements

On June 30, 2010, ArcelorMittal entered into a bilateral three-year revolving credit facility of U.S.$300 million. On July 12, 2010, ArcelorMittal entered into an additional bilateral three-year revolving credit facility of U.S.$300 million, which was retroactively effective as of June 30, 2010. Each of these facilities may be used for general corporate purposes and matures in 2013. As of June 30, 2010, both facilities were fully available.

On May 6, 2010, ArcelorMittal entered into the U.S.$4 Billion Facility, a three-year revolving credit facility for general corporate purposes which replaces the Company’s previous U.S.$4 billion revolving credit facility dated May 13, 2008 and the related U.S.$3.25 billion forward-start facility dated February 13, 2009. These facilities were cancelled during the first half of 2010 (following this cancellation, none of the forward-start facilities entered into by the Company during the first half of 2009 remain in effect). As of June 30, 2010, the U.S.$4 Billion Facility was fully available.

Redemption of U.S.$423 million of notes due 2014

On April 1, 2010, U.S.$423 million of Senior Secured Notes issued by ArcelorMittal USA Partnership (substituted for ArcelorMittal Financial Services LLC and previously Ispat Inland ULC) due on April 1, 2014 were redeemed early in accordance with the terms of the indenture governing those notes.

Recent Developments in Legal Proceedings

Tax Claims

Brazil

The Brazilian social security administration has claimed against ArcelorMittal Brasil (Tubarão) amounts for social security contributions not paid by outside civil construction service contractors for the period 2001-2007. The amount claimed is U.S.$55 million. ArcelorMittal is defending the case.

[1]	Lost time injury frequency rate equals lost time injuries per 1,000,000 worked hours, based on own personnel and contractors.

France

Following audits for 2006, 2007 and 2008 of ArcelorMittal France and other French ArcelorMittal entities, URSSAF, the French body responsible for collecting social contributions, has issued formal proceedings for these years alleging that the French ArcelorMittal entities owe €65 million for social contributions on various payments of which the most significant relate to profit sharing schemes, professional fees and stock options. Proceedings were commenced in relation to the 2006 claims in December 2009 and the 2007 and 2008 claims in February and March 2010.

Competition/Antitrust Claims

Europe

In late 2002, three subsidiaries of ArcelorMittal (Tréfileurope, Tréfileurope Italia S.r.l. and Fontainunion S.A.)—now known as ArcelorMittal Wire France, ArcelorMittal Verderio and ArcelorMittal Fontaine—and two former subsidiaries of ArcelorMittal España (Emesa and Galycas), along with other European manufacturers of pre-stressed wire and strands steel products, received notice that the European Commission was conducting an investigation into possible anti-competitive practices by these companies. In 2004, Emesa and Galycas were sold. ArcelorMittal and its subsidiaries cooperated fully with the European Commission in this investigation. On October 2, 2008, the European Commission sent a Statement of Objections to (1) ArcelorMittal Wire France, ArcelorMittal Verderio and ArcelorMittal Fontaine for their involvement in the alleged practices under investigation; and (2) ArcelorMittal France (as successor of Usinor), ArcelorMittal España and ArcelorMittal (as legal successor to Mittal Steel) in their capacity as former or current parent companies of the current and former subsidiaries involved in the investigation. A response to the Statement of Objections was submitted in December 2008 and a hearing took place in February 2009. On June 30, 2010, the European Commission imposed fines totalling approximately €317 million on the current and former ArcelorMittal entities. ArcelorMittal is currently reviewing the decision in detail. An appeal is under preparation. ArcelorMittal is contractually required to indemnify the present owner of Emesa and Galycas if a fine is imposed on it relating to any matters that occurred while these entities were owned by Arcelor.

On April 23, 2007, ArcelorMittal received a decision of the Financial Directorate in Ostrava, Czech Republic, which ordered ArcelorMittal Ostrava to pay approximately $120 million for allegedly abusing its economic position and, as a result, acquiring unjustified profits in respect of prices of blast furnace coke produced by ArcelorMittal Ostrava and delivered in 2004. The Financial Directorate subsequently ordered ArcelorMittal Ostrava to pay an additional fine of $28 million for the period from January to March 2005. After its previous decision in October 2006 was cancelled by the Czech Ministry of Finance, the matter was returned to the Financial Directorate in Ostrava for reexamination. ArcelorMittal Ostrava received notice on June 14, 2007 that the Ministry of Finance had upheld the Financial Directorate of Ostrava’s decision. ArcelorMittal Ostrava filed a petition against the decision with the Municipal Court of Prague on June 29, 2007. Filing the petition had the effect of suspending payment of the fines. In April 2010, the Municipal court cancelled the existing fines and sent the case back to the Ministry of Finance.

In 2004, the French competition authorities (La Direction Générale de la Consommation et de la Répression des Fraudes) commenced an investigation into alleged anti-competitive practices in the steel distribution sector in France, including by Arcelor Négoce Distribution, a subsidiary of Arcelor. The case was then referred to the French Competition Council (Conseil de la Concurrence), which conducted an investigation. On March 5, 2008, a Statement of Objections was issued to three subsidiaries of ArcelorMittal (PUM Service d’Acier, Arcelor Profil and AMD Sud/Ouest). On December 16, 2008, the French Competition Council imposed fines of €575 million, of which €302 million was apportioned to subsidiaries of ArcelorMittal. In its decision, the French Competition Council concluded that these companies had agreed to fix prices and allocate markets and customers from the period of 1999 to 2004 through regular meetings and exchanges of information. ArcelorMittal appealed the amount of the fine in January 2009 and in January 2010, the Paris Court of Appeals reduced it from €575 million to €74 million (of which €42 million is payable by ArcelorMittal). In May 2010, ArcelorMittal paid the fines and the case is now closed.

Other Legal Claims

Brazil

PBM, a broker partially controlled by ArcelorMittal Belgo, brought a civil action against Banco Sudameris SA (the “Bank”) in 1993 to recover monetary correction (a financial tool created to neutralize the effects of inflation from the value of assets) and capitalized compensatory interest on investments that were frozen during past economic plans of the Brazilian government. PBM has already recovered sizable amounts under similar claims from other banks. However, a further appeal in this case is pending, and because of a recent change in jurisprudence (some precedents excluded from the amount due to the value of the compensatory interest, an issue that is being raised in the appeal), if there is a decision adverse to PBM, it could lead to an order for possible payments by PBM of legal fees to the outside counsels of the Bank (honorários de sucumbência), potentially in a substantial amount. No provisions have been made as the amount of potential payment cannot yet be reasonably estimated.

South Africa

ArcelorMittal South Africa (“AMSA”) received notice from Sishen Iron Ore Company (Proprietary) Limited (“SIOC”) on February 5, 2010, asserting that with effect from March 1, 2010, it will no longer supply iron ore to AMSA on a cost plus 3% basis as provided for in the supply agreement concluded between the parties in 2001, on the grounds that AMSA has lost its 21.4% undivided share in the mineral rights at the Sishen mine. AMSA has rejected this assertion and is of the firm opinion that SIOC is obligated to continue to supply iron ore to AMSA at cost plus 3%. The parties have commenced the arbitration process to resolve this dispute. On July 22, 2010, AMSA announced that an interim arrangement has been reached with SIOC on pricing for the supply of iron ore to AMSA’s production facilities in South Africa during an interim period effective from March 1, 2010 until July 31, 2011. AMSA and SIOC have agreed on a fixed price of $50 per metric tonne of iron ore for lump material, which is for delivery to the Saldanha plant, and $70 per metric tonne for both lump and iron ore fine material delivered to AMSA’s inland plants. AMSA will continue to purchase annual quantities of 6.25 million metric tonnes of iron ore, and the other standard terms of the disputed supply agreement will continue to apply. There will be no escalation in the prices agreed for the duration of the interim period. Any iron ore in addition to the maximum monthly amount will be purchased by AMSA at the then prevailing spot calculated export parity price. As announced previously, AMSA had imposed a surcharge on its domestic sales to compensate for some of the iron ore cost increase. In view of the interim agreement, AMSA will, with effect from August 1, 2010, charge a single all-in price reflecting the higher cost of iron ore, rather than the separate surcharge. AMSA customers have been informed of this revision in its commercial policy. The extra amount that is now due and payable to SIOC exceeds the funds that were raised by the surcharge over the last few months and, therefore, these accumulated surcharge funds and the shortfall will be paid over to SIOC. The interim pricing agreement has no bearing on the arbitration process currently underway or AMSA’s conviction that the supply agreement remains legally valid and binding on the parties.

USA

ArcelorMittal USA Inc. (“ArcelorMittal USA”) is a party to litigation and a separate arbitration with The Cleveland Cliffs Iron Company, Cliffs Mining Company and related entities in relation to iron ore purchases under the supply agreements entered into between them. In the litigation, ArcelorMittal USA is seeking a declaratory judgment in favor of its interpretation of the allocation of required quantities of iron ore purchases among various steelmaking facilities. In the arbitration, Cleveland Cliffs is seeking, among other things, to reset the price of certain agreed quantities of iron ore purchases in 2010. Under certain possible scenarios, the combined effect of the outcome of the litigation and arbitration would be a potentially significant increase in the cost of ArcelorMittal USA’s iron ore purchases in 2010.

On November 20, 2009, Welspun Gujarat Stahl Rohren LTD (“Welspun”) filed a third party petition against ArcelorMittal, ArcelorMittal Galati and ArcelorMittal International FZE in the Harris County District Court, Texas, seeking indemnification from the ArcelorMittal companies in respect of the claims made by Kinder

Morgan Louisiana Pipeline LLC (“Kinder Morgan”) against inter alia Welspun concerning allegedly defective pipes for a natural gas pipeline for which the steel plate was manufactured by ArcelorMittal Galati. The amount claimed against Welspun in Kinder Morgan’s claim is $66 million. In July 2010, Welspun agreed to file an amended third party petition substituting ArcelorMittal International FZE with LNM Marketing FZE. The ArcelorMittal parties will be disputing the jurisdiction of the Texas court.

Other Recent Developments

The Board of ArcelorMittal has decided to assess the spin-off of the stainless steel business from the remainder of the group, subject to appropriate legal and tax analysis and regulatory approvals. Such a spin-off would enable the stainless steel business to benefit from better visibility in the markets, and to pursue its growth strategy as an independent company in the emerging markets and in speciality products including electrical steel.

On June 30, 2010, the European Commission announced its decision concerning the investigation into alleged anti-competitive practices of European manufacturers of pre-stressed wire and strands steel products, including certain subsidiary companies of ArcelorMittal. The total amount of the fines imposed by the European Commission’s decision on subsidiary companies of ArcelorMittal is €317 million. The European Commission investigation has been pending since 2002 and the alleged anticompetitive practices that it has examined date back to a period over 25 years ago. ArcelorMittal and its affected subsidiaries are currently reviewing the decision in detail. The deadline to file an appeal is mid-September 2010 and an appeal is under preparation. ArcelorMittal and its subsidiaries have cooperated fully with the Commission throughout the investigation. For further information on this case, see “—Recent Developments in Legal Proceedings—Europe” above.

On June 24, 2010, the Company was notified that Mr. Lakshmi Mittal and Mrs. Usha Mittal had transferred their interest in the Company to a trust, of which Mr. Mittal, Mrs. Mittal and their children are the beneficiaries.

On June 11, 2010, shareholders of ArcelorMittal Ostrava a.s. agreed at an Extraordinary General Meeting in Ostrava that ArcelorMittal would acquire the 3.57% of the company’s shares that it does not already own. The price per share of 4,000 CZK offered by ArcelorMittal is based on an independent valuation of ArcelorMittal Ostrava a.s. agreed to be fair by the Board of Directors of ArcelorMittal Ostrava a.s. The total consideration for the shares was 1,769,648,000 CZK (approximately $84 million) and was paid to the relevant shareholders on July 23, 2010. In January 2010, ArcelorMittal increased its stake in ArcelorMittal Ostrava a.s. to 96.43% thereby enabling it to exercise its right to acquire all outstanding shares in ArcelorMittal Ostrava a.s., as provided under the Czech Commercial Code.

On May 11, 2010, the Company issued its corporate responsibility report for the 2009 financial year: Our progress towards Safe Sustainable Steel. The report demonstrates the Company’s continued progress against its goals of delivering safe, sustainable steel, despite the challenges posed by the most severe economic downturn in recent memory.

On May 11, 2010, ArcelorMittal’s Annual General Meeting of Shareholders was held in Luxembourg and approved all thirteen resolutions on the agenda by an overwhelming majority. 907,523,168 shares, or 58.14% of the Company’s share capital, were present or represented at the meeting. Some of the resolutions approved include:

•

Shareholders acknowledged the expirations of the Board of Directors mandates of members Mr. John O. Castegnaro, Mr. José Ramón Álvarez Rendueles Medina and Mrs. Vanisha Mittal Bhatia. Shareholders also re-elected Mrs. Vanisha Mittal Bhatia and elected Mr. Jeannot Krecké as members of the Board of Directors, both for a three-year term. Mr. Jeannot Krecké has been co-opted by the Board of Directors to join the Board on January 1, 2010 in replacement of Mr. Georges Schmit who resigned from the Board effective December 31, 2009. As a result of these changes, there are nine members of the Board of Directors and three members of the Audit Committee.

•

Shareholders voted that a maximum of 8,500,000 options on shares (based on the assumption that one option gives right to one share) of the Company may be potentially allocated to qualifying employees, for the period from the May 11, 2010 general meeting to the general meeting of shareholders to be held in 2011, under the Long Term Incentive Plan 2009-2018 which covers the period from and including 2009 to and including 2018 (the “Maximum Number”). The Long Term Incentive Plan, also known as “ArcelorMittalShares”, is a global share option plan offered to ArcelorMittal group executives around the world which aims to incentivize them to create additional shareholder value.

•

Shareholders voted (a) to implement the Employee Share Purchase Plan 2010 (“ESPP 2010”) reserved for all or part of the employees of all or part of the companies comprised within the scope of consolidation of the Consolidated Financial Statements for a maximum number of 2,500,000 ArcelorMittal shares; and (b) for the purposes of the implementation of the ESPP 2010, to issue new shares within the limits of the Company’s authorized share capital and/or deliver treasury shares up to a maximum of 2,500,000 fully paid-up ArcelorMittal shares during the period from the May 11, 2010 general meeting to the general meeting of shareholders to be held in 2011. The ESPP is part of a global employee engagement and participation policy which aims to reward employees through ownership, encourage a culture of economic and financial awareness among employees, as well as to incentivize employees to create additional shareholder value.

•

The shareholders also assented, within the meaning of Article 7.3, paragraph 3, of the Articles of Association of the Company, to direct or indirect transfers of shares of the Company among persons included in the definition of “Mittal Shareholder” (as defined in Article 8.4 of the Articles of Association), including without limitation by means of transfers to trustees of trusts of which Mr. and/or Mrs. Lakshmi N. Mittal and/or their heirs and successors are beneficiaries. By doing so, the shareholders in effect permitted such transfers to occur without giving rise to a requirement under the Articles of Association to make an unconditional public offer to acquire all outstanding shares of ArcelorMittal, which normally would be triggered by a person who has acquired a quarter or more of the voting rights of ArcelorMittal. The adoption of this resolution was subject to a 50% participation quorum and to a vote in favor of the resolution by a minimum of  2/3 of the votes cast.

On March 16, 2010, ArcelorMittal announced it had signed a memorandum of understanding to establish a joint venture with the Turkish company Dayen to build a steel mini-mill with electric furnace in Sulaimaniyah, Iraq. The mill would produce in its initial phase up to 250,000 tonnes per year of rebar from locally-sourced scrap, and requires an investment of $100-$130 million jointly subscribed by ArcelorMittal and Dayen. Engineering work started in the second quarter of 2010, to be followed by construction work during the second half of 2010. Production is planned to commence in the first quarter of 2012. Production could eventually increase to 500,000 tonnes per year.

USE OF PROCEEDS

The net proceeds of the offering, after deduction of underwriting discounts and commissions and expenses of approximately $                    , amount to approximately $                    . ArcelorMittal intends to use the net proceeds to refinance existing indebtedness, including all or part of the €600 million principal amount 5.125% Eurobond due on September 24, 2010, and other indebtedness. Additional existing indebtedness to be repaid currently bears interest at rates ranging from 0.72% to 6% and consists of bank debt with maturities ranging from 2010 to 2012.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2005		2006		2007		2008*		2009(1)		Six-month period ended June 30, 2010
	(Unaudited)
Ratio of earnings to fixed charges	9.0	x	6.4	x	7.6	x	5.3	x	-1.1	x	3.3	x

*	As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of purchase price acquisitions made in 2008.
(1)

Due to ArcelorMittal’s pretax loss in 2009, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $4,229 million to achieve a coverage of 1:1 for 2009.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries, less income allocable to non-controlling interests in consolidated entities that have not incurred fixed charges, fixed charges, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized, the interest portion of rental obligations, amortized premiums, discounts and capitalized expenses related to indebtedness. Amounts were prepared in accordance with IFRS.

CAPITALIZATION AND INDEBTEDNESS

The following table, which has been prepared with amounts derived from the June 30, 2010 Financial Statements prepared in accordance with IFRS, sets forth our capitalization as of June 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to give further effect to (i) the issuance and sale of $                     aggregate principal amount of         % Notes due 20     in this note offering, and the application of the net proceeds thereof, after deducting the estimated underwriting discount and offering expenses; and (ii) the issuance and sale of $                     aggregate principal amount of         % Notes due 20     in this note offering, and the application of the net proceeds thereof, after deducting the estimated underwriting discount and offering expenses, in each case as described under “Use of Proceeds.”

You should read this table with the ArcelorMittal Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus.

	As of June 30, 2010 (Unaudited) (Amounts in $ millions)
	Actual	As Adjusted
Short-term borrowings, including current portion of long-term debt	5,599
Secured and Unguaranteed	64
Guaranteed and Unsecured	1,065
Secured and Guaranteed	0
Unsecured/Unguaranteed	4,469
Long-term borrowings, net of current portion	17,234
Secured and Unguaranteed	214
Guaranteed and Unsecured	2,181
Secured and Guaranteed	0
Unsecured/Unguaranteed	14,839
Equity attributable to the equity holders of the parent	57,077
Non-controlling interests	3,797
Total shareholders’ equity	60,874
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	83,707

Except as disclosed herein, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since June 30, 2010.

As of June 30, 2010, ArcelorMittal had guaranteed approximately $3.2 billion of debt of its subsidiaries, which include ArcelorMittal Finance as well as operating subsidiaries.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the heading “Description of Debt Securities.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

General

ArcelorMittal will issue the Series 20     Notes and the Series 20     Notes (collectively, the “notes”) under an indenture dated as of May 20, 2009 and a supplemental indenture dated on or about the delivery date of the notes, in each case between us and HSBC Bank USA, National Association, as Trustee. The terms of the notes include those expressly set forth in the indenture and supplemental indenture (collectively, the “indenture”) and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. Capitalized terms used but not defined in this section have the meanings assigned to such terms in the indenture.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have notes registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Clearance and Settlement” in the accompanying prospectus.

The Series 20     Notes will be issued in an aggregate principal amount of U.S.$             and the Series 20     Notes will be issued in an aggregate principal amount of U.S.$            , subject to our ability to issue additional notes, which may be of the same series as the Series 20     Notes or the Series 20     Notes, as described below under “—Additional Notes.”

The indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us, and contain no financial or similar restrictions on us, except as described in the accompanying prospectus under “Description of Debt Securities—Negative Pledge” and “Description of Debt Securities—Consolidation, Merger, Conveyance or Transfer.”

The notes will be issued in fully registered, book-entry form only without interest coupons in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Ranking

The notes of each series will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt (including guarantees).

Payments of Principal and Interest

The Series 20     Notes issued hereby will mature on                     , 20     and will bear interest at a rate of         % per annum, from                     , 2010. The Series 20     Notes issued hereby will mature on                     , 20     and will bear interest at a rate of         % per annum, from                     , 2010.

ArcelorMittal will pay interest on the Series 20     Notes semi-annually in arrears on              and              of each year, commencing on                     , 20     to the holders in whose names the notes are registered at the close of business on              and             , respectively, immediately preceding the relevant interest payment date. ArcelorMittal will pay interest on the Series 20     Notes semi-annually in arrears on              and              of each year, commencing on                     , 20     to the holders in whose names the notes are registered at the close of

business on              and             , respectively, immediately preceding the relevant interest payment date. Interest on the notes will accrue from the Closing Date or from the most recent interest payment date on which the interest has been paid to (but excluding) the relevant interest payment date. The period beginning on the Closing Date and ending on the first interest payment date and each successive period beginning on an interest payment date and ending on the next succeeding interest payment date is called an “interest period.” The amount of interest payable on the notes for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will not be redeemable by us, except as described below under “—Redemption, Exchange and Purchase.”

If an interest payment date or the maturity date in respect of the notes is not a “Business Day” (defined below) in the place of payment, ArcelorMittal will pay interest or principal, as the case may be, on the next Business Day. Payments postponed to the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a Business Day. The term “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, Paris or Luxembourg or a place of payment (which shall have been notified in writing to the Trustee) are authorized by law, regulation or executive order to close.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or Standard & Poor’s or, in either case, any substitute rating agency thereof downgrades (or subsequently upgrades) the debt rating assigned to the notes of that series, in the manner described below. A substitute rating agency means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, as amended, selected by us (as certified by a certificate of officers confirming the decision of our Board of Directors) as a replacement agency for Moody’s or Standard & Poor’s, or both of them, as the case may be.

If the rating from Moody’s (or any substitute rating agency thereof) of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase such that it will equal the interest rate payable on the notes of that series on the date of the initial issuance of notes of such series plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating from Standard & Poor’s (or any substitute rating agency thereof) of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase such that it will equal the interest rate payable on the notes of that series on the date of the initial issuance of notes of such series plus the percentage set forth opposite the ratings from the table below:

Standard & Poor’s Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes of a series has been adjusted upward and either Moody’s or Standard & Poor’s (or, in either case, a substitute rating agency thereof), as the case may be, subsequently increases its rating of the notes of that series to any of the threshold ratings set forth above, the interest rate on the notes of that series will be decreased such that the interest rate for the notes of that series equals the interest rate payable on the notes of that series on the date of the initial issuance of notes of such series plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s (or any substitute rating agency thereof) subsequently increases its rating of the notes of a series to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and Standard & Poor’s (or any substitute rating agency thereof) increases its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the notes of that series will be decreased to the interest rate payable on the notes of that series on the date of the initial issuance of notes of such series. In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes of that series become rated A3 and A- (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and Standard & Poor’s (or, in either case, a substitute rating agency thereof), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or Standard & Poor’s (or, in either case, a substitute rating agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes of a series be reduced to below the interest rate payable on the notes of that series on the date of the initial issuance of notes of such series or (2) the total increase in the interest rate on the notes of a series exceed 2.00% above the interest rate payable on the notes of that series on the date of the initial issuance of notes of such series.

No adjustments in the interest rate of the notes of a series shall be made solely as a result of a rating agency ceasing to provide a rating of such series of notes. If at any time fewer than two rating agencies provide a rating of the notes of a series for a reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of such series of notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the notes of a series pursuant to the tables above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of such series of notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or Standard & Poor’s, as applicable, in such table and (c) the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes of such series on the date of the initial issuance of notes of such series plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one rating agency provides a rating of the notes of a series, any subsequent increase or decrease in the interest rate of such series of notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, Standard & Poor’s or a substitute rating agency provides a rating of the notes of a series, the interest rate on the notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes of such series on the date of the initial issuance of notes of such series.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or Standard & Poor’s (or, in either case, a substitute rating agency thereof) changes its rating of the notes of a series more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the notes of such series described above relating to such rating agency’s action.

If the interest rate payable on the notes is increased as described above the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Additional Notes

ArcelorMittal reserves the right, without the consent of the holders of the notes, to create and issue additional notes ranking equally with any series of the notes in all respects, so that such additional notes will be consolidated and form a single series with the relevant series of notes and will have the same terms as to status, redemption or otherwise as such series of the notes; provided, that such additional notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg, any jurisdiction in which ArcelorMittal is resident for tax purposes or, in the case of a successor entity, any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, subject to certain exceptions specified under “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Redemption, Exchange and Purchase

As explained below and in the accompanying prospectus under “Description of Debt Securities—Redemption, Exchange and Purchase—Redemption for Taxation Reasons,” ArcelorMittal may redeem the notes before they mature. This means that ArcelorMittal may repay them early. You have no right to require us to redeem the notes (although, under certain circumstances related to a change of control of ArcelorMittal, you may require us to acquire your notes). Unless ArcelorMittal defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Redemption at the Option of the Company

ArcelorMittal will have the right to redeem the notes of any series, in whole at any time, or in part from time to time, at its option, on at least 30 days’ but no more than 60 days’ prior written notice given to the registered holders of such series of notes to be redeemed. Upon redemption of the notes, ArcelorMittal will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus              basis points in the case of the Series 20     Notes and              basis points in the case of the Series 20     Notes, in each case plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“redemption date”, when used with respect to any security to be redeemed, means the date fixed for such redemption by or pursuant to the indenture.

“Reference Treasury Dealer” means: (i) each of                                         , Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc. (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer; and (ii) one other leading primary U.S. Government securities dealer designated by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The notice of redemption will state any conditions applicable to a redemption and the amount of notes of any series to be redeemed. If less than all the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the Trustee by such method as the Trustee deems fair and appropriate.

Except as described under “Description of Debt Securities—Redemption, Exchange and Purchase—Redemption for Taxation Reasons” in the accompanying prospectus, the notes will not otherwise be redeemable by us at our option prior to maturity.

Offer to Purchase upon a Change of Control

Upon the occurrence of a Change of Control, unless ArcelorMittal has exercised our right to redeem the notes as described in the accompanying prospectus under “Description of Debt Securities—Redemption, Exchange and Purchase—Redemption for Taxation Reasons,” or as described above under “—Redemption at the Option of the Company,” or unless the Change of Control Payment Date as described below would fall on or after the maturity date of the notes, the indenture provides that ArcelorMittal will make an offer to purchase all or a portion of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, ArcelorMittal will be required to send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to tender the notes in accordance with the terms of the Change of Control Offer prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, ArcelorMittal will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent and instruct the paying agent in writing to pay an amount equal to the purchase price in respect of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

Upon receipt of the foregoing, the paying agent will promptly mail or wire to the holders of notes so tendered the purchase price for such notes, and the Trustee, upon instruction by the Company and in accordance with the indenture, will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. ArcelorMittal will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

ArcelorMittal shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, ArcelorMittal shall comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The Trustee is under no obligation to ascertain whether a Change of Control or any event that could lead to the occurrence of or could constitute a Change of Control has occurred, and until a responsible officer of the Trustee has actual knowledge or express notice to the contrary, the Trustee may assume that no Change of Control or other such event has occurred.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their notes for other bonds or notes issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase notes in the open market or otherwise at any price.

Cancellation

All notes that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all notes redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The Trustee will make its record of any such cancellation available for inspection to holders during its normal business hours.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “Description of Debt Securities—Consolidation, Merger, Conveyance or Transfer” and “Description of Debt Securities—Negative Pledge” in the accompanying prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Amendments and Waivers

The discussion of amendments and waivers under “Description of Debt Securities—Amendments and Waivers” in the accompanying prospectus will be applicable to the notes.

Defeasance and Discharge

The discussion of defeasance and discharge under “Description of Debt Securities—Satisfaction and Discharge” and “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus will be applicable to the notes.

Clearance and Settlement

The notes will be issued in the form of global securities deposited in DTC and registered in the name of Cede & Co, as the nominee of DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus.

It is expected that delivery of the notes will be made against payment therefor on or about                     , 2010.

The notes have been accepted for clearance through DTC, Euroclear and Clearstream systems.

Notices

As long as notes in global form are outstanding, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Series

For purposes of giving consents or other matters in respect of which holders of our debt securities can vote or otherwise take action, each of the series of notes will be considered a separate series. See “Description of Debt Securities—Amendments and Waivers”, “Description of Debt Securities—Special Rules for Action by Holders” and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus supplement or the accompanying prospectus for which no definition is provided.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

A “Change of Control” shall be deemed to have occurred at each time that a Person (or a group of Persons acting in concert) other than one or more members of the Mittal Family controls or acquires control of us; provided that a Change of Control shall not be deemed to have occurred unless, within the Change of Control Period, (i) if our long-term, unsecured and unsubordinated indebtedness is rated by any one or more Rating Agencies, a Rating Downgrade in respect of that Change of Control occurs and, in the case only of such Rating Downgrade occurring within the Potential Change of Control Period, the relevant Rating Agency does not, within the Potential Change of Control Period, reverse such Rating Downgrade so that our long-term, unsecured and unsubordinated indebtedness has the same or a better credit rating attributed by such Rating Agency than before such Rating Downgrade occurred, or (ii) if our long-term, unsecured and unsubordinated indebtedness is not rated by any one or more Rating Agencies, a Negative Rating Event in respect of that Change of Control occurs; “control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Change of Control Period” means the period commencing on the earlier of (i) the date of the first public announcement of the relevant Change of Control having occurred and (ii) the first day of the Potential Change of Control Period, and ending 90 days after the date of the first public announcement of the relevant Change of Control having occurred (the “Initial End Date”), provided that if one or more Rating Agencies has on or prior to the Initial End Date publicly announced that it has placed the rating of our long-term, unsecured and unsubordinated indebtedness under consideration for rating downgrade (the “Placing on Credit Watch”), the Change of Control Period shall be extended to the earlier of (i) the later of (a) the date which falls 60 days after the date of the Placing on Credit Watch and (b) the Initial End Date or (ii) the date which falls 60 days after the Initial End Date.

“Closing Date” means the date on which the notes are deposited with The Depository Trust Company, as depository.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Group” means our company and its Subsidiaries taken as a whole.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB- by Standard & Poor’s (or its equivalent under any successor rating category of Standard & Poor’s) and BBB- by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Negative Rating Event” means the Company does not within the Change of Control Period obtain an Investment Grade Rating for the Company’s long-term, unsecured and unsubordinated indebtedness from at least one Rating Agency.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Potential Change of Control Period” means the period commencing on the date of the first public announcement of a potential Change of Control by us, or by any actual or potential bidder or any adviser thereto, and ending on the date of the first public announcement of the relevant Change of Control.

“Rating Agency” means (1) each of Moody’s, Standard & Poor’s and Fitch; (2) if any of Moody’s, Standard & Poor’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a certificate of officers confirming the decision of the Company’s Board of Directors) to act as a replacement rating agency for Moody’s, Standard & Poor’s or Fitch or all of them, as the case may be.

“Rating Downgrade” means the credit rating previously assigned to our long-term, unsecured and unsubordinated indebtedness by any Rating Agency is (a) withdrawn or (b) is changed from investment grade to non-investment grade (for example, from BBB- to BB+ by Standard & Poor’s, or worse) or (c) if the credit rating previously assigned by the relevant Rating Agency was below investment grade, is lowered one rating notch (for example, from BB+ to BB by Standard & Poor’s), and such Rating Agency shall have publicly announced or confirmed in writing to us that such withdrawal or downgrade is principally the result of any event or circumstance comprised in or arising as a result of, or in respect of, the Change of Control or potential Change of Control.

ADDITIONAL TAX CONSIDERATIONS

The disclosure below is complementary to and should be read in conjunction with the disclosure under the heading “Tax Considerations” in the accompanying prospectus.

United States Federal Taxation

For a general discussion of certain U.S. federal tax considerations relevant to a decision by a United States person to invest in the notes, see “Tax Considerations—United States Federal Taxation” in the accompanying prospectus.

In certain circumstances, we may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the notes. See “Description of Notes—Payments of Principal and Interest—Interest Rate Adjustment Based on Rating Events.” The obligation to make these payments may implicate the provisions of the U.S. Treasury regulations relating to “variable rate debt instruments” or “contingent payment debt instruments.” We believe that the possibility, as of the date the notes are issued, of the payment of such additional interest does not result in the notes being treated as variable rate debt instruments or contingent payment debt instruments under the applicable Treasury regulations. Our determination is not, however, binding on the U.S. Internal Revenue Service, which could challenge this position. If such challenge were successful, the timing, character and amount of income on the notes would be affected. Among other things, if the notes were recharacterized as contingent payment debt instruments you might be required to accrue income on the notes in excess of stated interest, and you would generally be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. United States persons are advised to consult their own tax advisors with respect to the effect of the interest rate adjustment provision on the U.S. federal income tax treatment of the notes.

UNDERWRITING

ArcelorMittal intends to offer the notes through the underwriters named below. Subject to the terms and conditions of the underwriting agreement with ArcelorMittal, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and ArcelorMittal has agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.	$	$
Morgan Stanley & Co. Incorporated	$	$

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the offering prices on the cover page of this prospectus supplement.

The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to         % of the principal amount of the Series 20     Notes and up to         % of the principal amount of the Series 20     Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to         % of the principal amount of the Series 20     Notes and up to         % of the principal amount of the Series 20     Notes. After the initial offering, the underwriters may change the public offering prices and other selling terms.

ArcelorMittal has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The total expenses incurred by the Company in the offering, excluding underwriting discounts and commissions, are estimated to amount to approximately $             .

The notes are new issues of securities with no established trading markets. ArcelorMittal has been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. ArcelorMittal cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may, subject to applicable laws and regulations, impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative of the underwriters has repurchased notes sold by or for the account of that underwriter in stabilizing or covering short transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

EEA Selling Restriction

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that relevant member state, except that it may make an offer of the notes to the public in that relevant member state at any time under the following exemptions under the Prospectus Directive (as defined below), if they have been implemented in that relevant member state: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of the notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and references to the “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom Selling Restriction

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Other Relationships

The underwriters and their affiliates from time to time have provided certain investment banking, commercial banking and financial advisory services to us, for which they have received customary fees, commissions and other payments, and they may provide these services to us in the future, for which they would receive customary fees, commissions and other payments.

EXPENSES OF THE OFFERING

ArcelorMittal estimates that the total expenses in connection with this offering will be as follows:

	Amount	Percentage of Net Proceeds of this Offering
SEC registration fee	$
Trustee’s fees
Printing fees
Legal fees and expenses
Accountant fees and expenses

Total	$		%

All amounts are estimated except the SEC registration fee.

VALIDITY OF NOTES

The due authorization of the issuance of the notes and other matters governed by Luxembourg law will be passed upon for ArcelorMittal by Bonn Schmitt Steichen, its Luxembourg counsel. The validity of the notes and certain other matters of New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

Debt Securities

ArcelorMittal may use this prospectus to offer debt securities from time to time.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 3, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

i

RISK FACTORS

An investment in the debt securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, and any risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Steel Industry.

The downturn in the global economy that accelerated during the second half of 2008 has caused a sharp reduction in worldwide demand for steel, and a protracted global recession or a depression would have a material adverse effect on the steel industry and ArcelorMittal.

ArcelorMittal’s activities and results are affected by international, national and regional economic conditions. Starting in September 2008, a steep downturn in the global economy, sparked by uncertainty in credit markets and deteriorating consumer confidence, has sharply reduced demand for steel products. This has had, and continues to have, a pronounced negative effect on ArcelorMittal’s business and results of operations.

If global macroeconomic conditions continue to deteriorate, the outlook of steel producers will worsen further. In particular, a significant and prolonged recession or depression in the United States and Europe, or significantly slower growth or the spread of recessionary conditions to emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States (“CIS”) regions) would exact a heavy toll on the steel industry. Continued financial weakness among substantial consumers of steel products, such as the automotive industry (to which ArcelorMittal shipped approximately 15.2 million tonnes of steel in 2008) and the construction industry, or the bankruptcy of any large companies in such industries, would exacerbate the negative trend in market conditions. Despite ArcelorMittal’s size and global breadth, protracted declines in steel consumption caused by poor economic conditions in one or more of its major markets or by the deterioration of the financial condition of its key customers would have a material adverse effect on demand for its products and hence on its results.

The Company has announced and is implementing a variety of measures in response to the market downturn and the worldwide collapse in demand for steel products. These include: postponing target completion dates for the realization of previously announced shipment growth objectives; implementing a series of cost-reduction and productivity improvement measures in view of achieving $5 billion in cost savings over the next five years; implementing temporary cuts in steel production of up to 40-45% globally in order to seek to accelerate inventory reduction; and targeting a $10 billion reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments) by the end of 2009. These initiatives may not prove sufficient, in terms of cost-reduction or in realigning ArcelorMittal’s production levels with reduced demand, to maintain ArcelorMittal’s profitability going forward.

A protracted fall in steel prices would have a material adverse effect on the results of ArcelorMittal, as could price volatility.

Steel prices are volatile and the global steel industry has historically been cyclical. After rising during 2007 and through the summer of 2008, steel prices in global markets fell sharply beginning in the late summer of 2008 as a result of collapsing demand and the resulting excess supply in the industry. The fall in prices during this period adversely affected the results of steel producers generally, including ArcelorMittal, as a result of lower revenues and writedowns of finished steel products and raw material inventories.

Steel prices are sensitive to trends in cyclical industries, such as the automotive, construction, appliance, machinery, equipment and transportation industries, which are the significant markets for ArcelorMittal’s products. In the past, substantial price decreases during periods of economic weakness have not always been offset by commensurate price increases during periods of economic strength. Although prices are expected to stabilize at some point, the timing and extent of price recovery or return to prior levels cannot be predicted. An eventual rebound in steel prices will likely depend on a broad recovery from the current global economic downturn, although the length and nature of business cycles affecting the steel industry have historically been unpredictable. If the downturn in steel prices were to be protracted, this would materially and adversely affect ArcelorMittal’s revenues and profitability including through possible further writedowns of steel product and raw materials inventories.

Excess capacity, resulting in part from expanded production in China and other developing economies in recent years, may hamper the steel industry’s recovery and prolong the downward cycle.

In addition to economic conditions and prices, the steel industry is affected by other factors such as worldwide production capacity and fluctuations in steel imports/exports and tariffs. Historically, the steel industry has suffered from substantial over-capacity, and it is possible in the context of the current downturn that global production levels will fail to adjust fully to rapidly falling demand or that production increases will outstrip demand increases in the early stages of recovery, resulting in an extended period of depressed prices and industry weakness.

ArcelorMittal has already made significant production cuts in response to the current economic crisis, as have other steel producers. ArcelorMittal also expects that consolidation in the steel sector in recent years should, as a general matter, help producers to maintain more consistent performance through the down cycle by preventing fewer duplicate investments and increasing producers’ efficiency, economies of scale and bargaining power with customers and suppliers. In the context of a severe and/or protracted economic downturn, however, the chronic overcapacity that plagued the industry during the period from 1973 to 2000 may re-emerge.

As demand for steel has surged in China, India and other emerging markets, steel production capacity in these markets has also surged, and China is now the largest worldwide steel producing country by a significant margin. In 2006, China became a net exporter of steel, exerting downward pressure on steel prices in the European and U.S. markets in that year, though its exports then slowed in 2007. In the second half of 2008, capacity expansion in the Chinese mills slowed and capacity utilization rates declined, resulting in decreased exports. In the future, however, any significant excess capacity in China and increased exports by Chinese steel companies would weigh on steel prices in many markets.

Volatility in the prices of raw materials, energy and transportation, including mismatches between trends in prices for raw materials and steel, as well as limitations on or disruptions in the supply of raw materials, could adversely affect ArcelorMittal’s profitability.

Steel production requires substantial amounts of raw materials and energy, including iron ore, coking coal and coke, scrap, electricity and natural gas. In recent years, and particularly in 2006, 2007, and through the first half of 2008, there was a sharp rise in the prices of a number of commodities essential for the process of steel-making. In particular, the annual benchmark price of iron ore rose 65% in 2008 due, among other things, to the dynamics of supply (concentration in the mining industry) and demand (including the surge in Chinese demand). Spot prices of iron ore have decreased sharply as a result of the global economic downturn and lower steel demand, and at year-end 2008 were 57% lower than they were in June 2008. The prices of coking coal, zinc and nickel, as well as scrap, have also decreased substantially during the last few months.

The availability and prices of raw materials may be negatively affected by, among other factors, new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters and other similar events; changes in exchange rates; consolidation in steel-related industries; the bargaining power of raw material suppliers; worldwide price fluctuations; and the availability and cost of transportation. The raw materials industry is highly concentrated and producers possessed substantial pricing power during the recent periods of high demand. Although ArcelorMittal has substantial captive sources of iron ore and coal from its own mines and has new mines under development, it also obtains a substantial portion of its raw materials requirements under long-term supply contracts (including with Brazilian mining company Companhia Vale do Rio Doce, now known as Vale). Any prolonged interruption in the supply of raw materials or energy, or substantial volatility in their costs that steel companies are not able to pass on to customers, could adversely affect the business, financial condition, results of operations or prospects of ArcelorMittal and other steel companies.

In addition, energy costs, including the cost of electricity and natural gas, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past several years and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies, including significant volatility in oil prices. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas and dependent on having access to reliable supplies.

Although the prices of raw materials have recently dropped along with the price of steel, and these prices are as a general matter highly correlated, there can be no guarantee that they will continue to move in tandem. In addition, ArcelorMittal sources a substantial portion of its raw materials through contracts with prices fixed annually, creating the risk of adverse differentials between its own production cost and steel price trends, such as that which occurred in late 2008 leading to a margin squeeze as well as provisions for certain raw material supply contracts. Moreover, if raw materials and energy prices rise significantly (whether due to scarcity of supply or other reasons) but prices for steel do not increase commensurately, it would have a negative effect on ArcelorMittal’s business, financial condition and results of operations or prospects.

Unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies. As a consequence of the current global financial crisis, there is a risk of increased unfairly-traded steel imports into North America, Europe, and other markets in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

National trade restrictions could reduce or eliminate ArcelorMittal’s access to steel markets.

ArcelorMittal has international operations and makes sales throughout the world and therefore its businesses have significant exposure to the effects of trade actions and barriers. Various countries have in the past instituted, or are currently contemplating the institution of, trade actions and barriers. ArcelorMittal cannot predict the timing and nature of similar or other trade actions. Because of the international nature of ArcelorMittal’s operations, it may be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products. Any such trade actions could materially and adversely affect ArcelorMittal’s business by reducing or eliminating ArcelorMittal’s access to steel markets.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition, whether from established market participants or new entrants such as exporters of excess capacity from markets such as China, could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects.

Competition from other materials could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as steel substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to stringent environmental laws and regulations that give rise to significant costs and liabilities, including those arising from environmental remediation programs.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations could be significant. Failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, there remains a risk that environmental incidents or accidents may occur that may negatively affect its reputation or the operations of the relevant facility.

Compliance with environmental obligations may require additional capital expenditures or modifications in operating practices. For example, U.S. laws and regulations and EU Directives, as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992) and future, more stringent greenhouse gas restrictions and emissions trading schemes, may require changes to the operations of steel facilities, further reductions in emissions and the purchase of emission rights.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities with respect to divested assets and past activities. This may be also the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal operations may be located in areas where communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards regarding, among other things, employee health and safety. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties. Such failure to comply could also result in penalties resulting in the loss of key management, which may have a negative impact on ArcelorMittal’s business.

Despite ArcelorMittal’s efforts to comply with health and safety laws and regulations, there remains a risk that health and safety accidents may occur that may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such incidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, or other incidents involving mobile equipment. Such incidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put employees or persons living in the surroundings of sites or mines at risk.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within our workforce in Africa and other regions. Because ArcelorMittal operates globally, ArcelorMittal may be affected by potential avian flu outbreaks in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, following accidents in 2006 and 2007 that resulted in numerous fatalities, the Kazakh government threatened to revoke the operating license of ArcelorMittal Temirtau unless certain additional safety measures are implemented at its facilities. ArcelorMittal is working on improvements agreed upon with the Kazakh government that are not yet completed; therefore the threat to revoke the operating license of ArcelorMittal Temirtau still exists.

Risks Related to ArcelorMittal.

ArcelorMittal has a substantial amount of indebtedness, which, along with adverse conditions prevailing in global credit markets, could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of December 31, 2008, ArcelorMittal had total debt outstanding of $34.1 billion, consisting of $8.4 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $25.7 billion of long-term indebtedness. As of December 31, 2008, ArcelorMittal had $7.6 billion of cash and cash equivalents, including short-term investments and restricted cash, and $5.8 billion available to be drawn under existing credit facilities (although $4.2 billion is earmarked under current Company policy as “back-up” for its commercial paper program). Substantial amounts of indebtedness mature in 2009 ($8.4 billion), 2010 ($8.1 billion), 2011 ($3.9 billion) and 2012 ($7.7 billion) although ArcelorMittal has recently secured refinancing commitments from banks for two “Forward Start” facilities (i.e., a committed facility to refinance an existing facility upon its maturity) that, if drawn, would effectively extend the maturities of $4.8 billion of lines of credit (drawn and undrawn) to 2012 (from original maturity dates ranging from 2009 to 2011).

In response to the downturn in the global steel market and difficult credit market conditions, ArcelorMittal is targeting a reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments) of $10 billion by the end of 2009. While ArcelorMittal achieved $6 billion of this reduction in the fourth quarter of 2008 (of which a substantial portion resulted from the unwinding of a hedging transaction and gains on an asset disposal), there can be no assurance that it will attain the full amount of the targeted reduction. If the steel market deteriorates further, consequently reducing operating cash flows, ArcelorMittal may come under liquidity pressure, depending in particular on conditions in the credit markets. Credit default swaps on ArcelorMittal debt, although illiquid and driven by technical or speculative factors, have traded at elevated spreads since the fall of 2008, although easing somewhat since early 2009. ArcelorMittal could, in order to increase financial flexibility during a period of reduced availability of credit, implement capital raising measures such as an equity offering or asset disposals, which could in turn create a risk of receiving relatively low proceeds and/or causing substantial accounting losses (particularly if done in difficult market conditions).

ArcelorMittal’s principal financing facilities—that is, the $3.2 billion term and revolving credit facility, which was amended on February 6, 2007 and on March 14, 2008 (the “2005 Credit Facility”), the $800 million committed multi-currency letter of credit facility (the “Letter of Credit Facility”), the €17 billion (approximately $25 billion) term and revolving credit facility entered into on November 30, 2006 (the “€17 Billion Facility”) and the $4 billion revolving credit facility entered into on May 13, 2008, which was amended on October 23, 2008 (the “$4 Billion Facility”)—contain restrictive covenants. Among other things, these covenants limit encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and ArcelorMittal’s ability to dispose of assets in certain circumstances. These facilities also include financial covenants: a leverage ratio (that must not exceed 3.5 to 1) in the 2005 Credit Facility, the €17 Billion Facility and the $4 Billion Facility; and an interest coverage ratio (that must be greater than 4 to 1) in the Letter of Credit Facility. Failure to comply with these covenants would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities and its guarantees have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under other ArcelorMittal credit facilities. Any possible invocation of these cross-acceleration clauses could cause some or all of the other guaranteed debt to accelerate, exacerbating liquidity pressures. At December 31, 2008, ArcelorMittal’s interest coverage ratio was approximately 12 to 1 and its leverage ratio was approximately 1.1 to 1. Limitations arising from these restrictive and financial covenants in its credit facilities could limit ArcelorMittal’s operating and financial flexibility, including to distribute dividends, make capital expenditures or engage in strategic acquisitions or investments in accordance with current or future policies.

ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

Furthermore, most of ArcelorMittal’s current borrowings are at variable rates of interest and thereby expose ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its variable rate indebtedness would increase). Depending on market conditions, ArcelorMittal may use interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. As of December 31, 2008, approximately 21% (18% after taking swaps into account) of ArcelorMittal's outstanding indebtedness was at fixed rates of interest.

ArcelorMittal’s long-term corporate credit rating is currently BBB+ according to Standard & Poor’s Ratings Services and Fitch Ratings and Baa2 according to Moody’s Investor Services. On February 12, 2009, Standard & Poor's Ratings Services affirmed the Company’s BBB+ long-term corporate credit rating but revised its outlook to negative from stable, citing the current macroeconomic environment and the sharp deterioration of conditions in the steel industry. On February 13, 2009, Moody’s Investor Services issued a credit opinion affirming the Company’s Baa2 rating with a stable outlook, and said its stable outlook reflected its expectations that the steel industry would show signs of recovery during the second quarter of 2009, and the assumption that ArcelorMittal would continue to reduce its debt, lengthen its debt maturity profile and adjust its fixed cost-base to reduced steel demand. The ratings agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry, or ongoing difficult conditions in the credit markets. Any decline in ArcelorMittal’s credit rating would increase its cost of borrowing and could significantly harm its financial condition, results of operations and profitability, including its ability to refinance its existing indebtedness.

ArcelorMittal results from a merger of two companies in 2006/2007 and has continued to grow through acquisitions subsequently. The failure to manage the company’s growth and integration could significantly harm ArcelorMittal’s future results and require significant expenditures to address the operational and control requirements of this growth.

ArcelorMittal results from Mittal Steel Company N.V.’s acquisition of Arcelor, a company of approximately equivalent size, in August 2006 and the subsequent merger of the two companies in 2007. Since the completion of these transactions, the combined company has reached significant milestones in its operational integration process, having consolidated support functions, optimized its supply chain and procurement structure, and leveraged research and development services across a larger base, thereby achieving cost savings and revenue synergies, as well as other benefits.

The combined company has continued, as did its predecessor companies, to make numerous and substantial acquisitions and investments, with transactions of approximately $9.7 billion (including cash purchase price, assumed net debt and shares issued at fair market value) completed in 2008. Such growth has entailed significant investment and increased operating costs and has required greater allocation of management resources away from daily operations. In addition, managing this growth has required, among other things, the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations and the adoption of manufacturing best practices, attracting and retaining qualified management and personnel as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage such growth, while at the same time maintaining adequate focus on the existing assets of ArcelorMittal—especially in the context of the current difficult economic environment—could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if the continued integration of recent acquisitions is not successful, ArcelorMittal’s operating results may be harmed, it may lose key personnel and key customers, and it may not be able to retain or expand its market position.

Mr. Lakshmi N. Mittal has the ability to exercise significant influence over the outcome of shareholder voting.

As of December 31, 2008, Mr. Lakshmi N. Mittal (along with his wife, Mrs. Usha Mittal) own 623,285,000 of ArcelorMittal’s outstanding common shares, representing approximately 45.63% of ArcelorMittal’s outstanding voting shares. Consequently, Mr. Lakshmi N. Mittal has the ability to influence significantly the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. Mr. Lakshmi N. Mittal also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have a material adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have a material adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key man life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its common shares or conduct share buy-backs. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cashflows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals or at all.

Changes in assumptions underlying the carrying value of certain assets, including as a result of deteriorating market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed at least annually) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the statement of income.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is reviewed for impairment annually at the cash generating unit level or whenever changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the cash generating units are determined from value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See notes 2 and 8 to the ArcelorMittal Consolidated Financial Statements.

If management's estimates change, the estimate of the fair value of goodwill could fall significantly and result in impairment. While impairment of goodwill does not affect reported cash flows, it does result in a non-cash charge in the consolidated income statement, which could have a material adverse effect on our results of operations or financial position. Based on its impairment review during 2008, the Company recorded $131 million of impairment of goodwill and a $429 million reduction of goodwill. At December 31, 2008, the Company had $13.6 billion of goodwill and $2.5 billion of other intangibles.

The Company also analyzes at each reporting date the recoverable amount of its manufacturing property, plant and equipment based on its value in use, and records an expense to the extent that the recoverable amount is less than the carrying amount. For the year ended December 31, 2008, the Company recorded an impairment loss of $499 million in this respect.

No assurance can be given as to the absence of significant further impairment charges in future periods, particularly if market conditions deteriorate further.

The significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements.

In connection with the acquisition of some of its operating subsidiaries, ArcelorMittal made significant capital expenditure commitments and other commitments under privatization and other major contracts. ArcelorMittal expects to fund these capital expenditure commitments and other commitments primarily through internal sources, but ArcelorMittal can make no assurances that it will be able to generate or obtain sufficient funds to meet these requirements or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of ArcelorMittal. See note 22 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal has also made commitments relating to employees at some of its operating subsidiaries. It has agreed, in connection with the acquisition of interests in these subsidiaries, including the acquisition of Arcelor, that it will not make collective dismissals for certain periods. These periods generally extend for several years following the date of acquisition. The inability to make such dismissals may affect ArcelorMittal’s ability to coordinate its workforce and efficiently manage its business in response to changing market conditions in the areas affected, though ArcelorMittal may implement productivity improvement measures by voluntary means when required.

ArcelorMittal may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of ArcelorMittal’s investment and/or the loss of tax and regulatory benefits.

ArcelorMittal’s mining operations are subject to mining risks.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities by making several large upstream acquisitions in 2007 and 2008. Mining operations are subject to hazards and risks normally associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling; and

•	blasting and removing, and processing material from, an underground mine.

ArcelorMittal is at risk of experiencing any or all of these hazards. For example, in September 2006, a methane gas explosion at ArcelorMittal’s Lenina underground mine in Kazakhstan caused 41 fatalities and required a two-day production shutdown to fully investigate the incident. A full investigation was carried out along with the Kazakh Government Commission and production was restarted upon clearance by this Commission. In January 2008, a methane gas explosion at ArcelorMittal’s Abaiskaya underground mine in Kazakhstan resulted in 30 fatalities and a cessation or disruption of operations for six months. On June 2, 2008 a coal and gas explosion caused by an unpredictable geological failure took place at the Tentekskaya mine in Kazakhstan and took the lives of five miners. Since then, the development roadway has been recovered and operations have resumed. The reoccurrence of any of these hazards, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

Some of ArcelorMittal’s subsidiaries benefited from state aid granted prior to, or in connection with, their respective privatizations, the granting of which is subject to transitional arrangements under the respective treaties concerning the accession of these countries to the European Union. Non-fulfilment or breach of the transitional arrangements and related rules may result in the recovery of aid granted pursuant to the transitional arrangements.

ArcelorMittal has acquired formerly state-owned companies in the Czech Republic, Poland and Romania, some of which benefited from state aid granted prior to, or in connection with, their respective privatization and restructuring. Moreover, the restructuring of the steel industries in each of the Czech Republic, Poland and Romania is subject to transitional arrangements and related rules that determine the legality of restructuring aid. The transitional arrangements form part of the respective treaties concerning the accession of the Czech Republic, Poland and Romania to the European Union. Non-fulfilment or breach of the transitional arrangements and related rules may nullify the effect of the transitional arrangements and may result in the recovery of aid granted pursuant to the transitional arrangements that have been breached. The restructurings of the concerned ArcelorMittal companies in Poland and the Czech Republic have been successfully completed. The restructuring process in Romania was completed at the end of 2008 and its results will be assessed thereafter.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries, and the possible need to make substantial cash contributions to pension plans or to pay for healthcare, which may increase in the future, may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2008, the value of ArcelorMittal USA’s pension plan assets was $1,916 million, while the projected benefit obligation was $3,281 million, resulting in a deficit of $1,365 million. At December 31, 2008, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $1,786 million, while the projected benefit obligation was $2,275 million, resulting in a deficit of $489 million. At December 31, 2008, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $566 million, while the projected benefit obligation was $2,316 million, resulting in a deficit of $1,750 million. ArcelorMittal USA also had an underfunded post-employment benefit obligation of $3,238 million relating to life insurance and medical benefits as of December 31, 2008. ArcelorMittal’s Canadian subsidiaries also had an underfunded post-employment benefit obligation of $667 million relating to life insurance and medical benefits as of December 31, 2008. ArcelorMittal’s European subsidiaries also had an underfunded post-employment benefit obligation of $591 million relating to life insurance and medical benefits as of December 31, 2008. See note 23 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal’s funding obligations depend upon future asset performance, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation.

Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than currently estimated amounts. If so, these funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that could disrupt its operations and its relationships with its customers.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. ArcelorMittal has experienced strikes and work stoppages at various facilities in recent years, and may experience them again in the future, particularly in light of its plan to reduce costs and production in response to the ongoing economic crisis. Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of ArcelorMittal.

ArcelorMittal is subject to economic policy risks and uncertainties in the countries in which it operates or proposes to operate. Any deterioration or disruption of the economic environment and business climate in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

In recent years, many of the countries in which ArcelorMittal operates, or proposes to operate, have implemented measures aimed at improving the business environment and providing a stable platform for economic development. For example, several Eastern European countries, such as Poland, the Czech Republic and Romania, have initiated free-market economic reforms in connection with or in anticipation of their accession to the European Union. Others, such as Algeria, Liberia and South Africa, have attempted to reinforce political stability and improve economic performance after recent periods of political instability. Ukraine and Kazakhstan have implemented free-market economic reforms. ArcelorMittal’s business strategy was developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure in the developing countries in which it invested will continue, thus creating increased demand for ArcelorMittal’s steel products. This trend will not necessarily continue, particularly in light of the recent economic downturn, which is also affecting more developed economies in the United States and Europe.

Risks of widespread insolvency, mass unemployment and the deterioration of various sectors of the economies where ArcelorMittal operates have increased following the global economic downturn. Any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of physical infrastructure could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal is subject to political, social and legal uncertainties in some of the developing countries in which it operates or proposes to operate. Any disruption or volatility in the political, social or legal environment in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a number of developing countries. Some of the countries in which it currently operates, have been undergoing substantial political transformations from centrally controlled command economies to pluralist market-oriented democracies. Political, economic and legal reforms necessary to complete such transformation may not continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. Tensions may increase as a result of the global economic downturn. The political systems in these and other developing countries are vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security than in more developed countries. Moreover ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments.

ArcelorMittal may experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of the countries in which ArcelorMittal operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

Some transactions involving for example the South African rand, Kazakh tenge, Brazilian real, Argentine peso, Algerian dinar and Ukrainian hryvnia are, or in the past have been, subject to limitations imposed by those countries’ central banks. The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect ArcelorMittal’s operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could significantly damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities are located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. ArcelorMittal Point Lisas is located in Trinidad, which is vulnerable to hurricanes. Extensive damage to these facilities or any other major production complexes and staff casualties whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production as a result of such a disaster could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of ArcelorMittal also maintains various other types of insurance, such as workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers subject to limits that it believes are consistent with those in the steel industry generally in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal's customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

As a result of the economic downturn, which has had a particularly severe impact on certain countries and industries, including the U.S. automobile industry, insurers no longer provide coverage for certain customers or impose trade credit insurance limits that are not sufficient to cover the Company’s full exposure with respect to receivables from certain customers.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could adversely affect ArcelorMittal’s operations.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications. There could be significant consequential damages resulting from the use of such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products, could leave ArcelorMittal uninsured against a portion or all of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities and litigation regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets, and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects.

ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in December 2008 the French Competition Council imposed a fine of €301.78 million on subsidiaries of ArcelorMittal, concluding that they had agreed with their competitors to fix prices and allocate markets and customers during the 1999 to 2004 period. In January 2009, ArcelorMittal filed an appeal to contest the amount of the fine, but is unable to determine whether the appeal will be successful. Also, in September 2008, Standard Iron Works filed a complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA Inc. and other steel manufacturers, alleging that the defendants conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar lawsuits have been filed and have been consolidated with this lawsuit. The defendants have filed a motion to dismiss the complaint. Antitrust proceedings and investigations involving ArcelorMittal and its subsidiaries are also currently pending in Brazil, Europe and South Africa.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Although ArcelorMittal has established reserves for certain antitrust claims, unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and financial condition.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See note 19 to the ArcelorMittal Consolidated Financial Statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows and liquidity.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability could be reduced.

At December 31, 2008, ArcelorMittal had $751 million recorded as deferred tax assets on its balance sheet. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2008, the amount of future income required to recover ArcelorMittal’s deferred tax assets was approximately $2,540 million at certain operating subsidiaries. For each of the years ended December 31, 2007 and 2008, these operating subsidiaries generated approximately 29% and 62%, respectively, of ArcelorMittal’s consolidated income before tax of $14,888 million and $11,537 million, respectively.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is organized under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus.

Risks Relating to an Investment in the Debt Securities.

Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the debt securities is effectively subordinated to the other liabilities of ArcelorMittal’s subsidiaries.

ArcelorMittal carries on a significant portion of its operations through subsidiaries. Its subsidiaries are not guarantors of the debt securities. Moreover, these subsidiaries are not required and may not be able to pay dividends to ArcelorMittal. ArcelorMittal’s subsidiaries are not bound by ArcelorMittal’s obligations under the indenture. Claims of the creditors of ArcelorMittal’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ArcelorMittal’s creditors. Consequently, holders of the debt securities are in effect structurally subordinated, on ArcelorMittal’s insolvency, to the prior claims of the creditors of ArcelorMittal’s subsidiaries.

ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

ArcelorMittal is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conduct operations. The indenture governing the debt securities does not restrict ArcelorMittal or its subsidiaries from incurring additional debt or guaranteeing any debt of others in the future.

A number of ArcelorMittal’s subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations.

Furthermore, the continued transfer to ArcelorMittal of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if ArcelorMittal is otherwise unable to ensure the continued transfer of dividends and other income to ArcelorMittal from these subsidiaries, its ability to make debt payments will be impaired.

Since the debt securities are unsecured and unsubordinated, your right to receive payments may be adversely affected.

The debt securities will be unsecured. If ArcelorMittal defaults on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent ArcelorMittal has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before ArcelorMittal can make payment on the debt securities. There may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

ArcelorMittal is not restricted in its ability to dispose of its assets by the terms of the debt securities.

The indenture governing the debt securities contains a negative pledge that prohibits ArcelorMittal and its material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments, unless ArcelorMittal makes a similar pledge to secure the debt securities issued under the indenture. However, ArcelorMittal is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the terms of the debt securities. ArcelorMittal is also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If ArcelorMittal decides to dispose of a large amount of its assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support payments on the debt securities.

A downgrade in ArcelorMittal’s credit rating could adversely affect the trading price of the debt securities.

The trading price for the debt securities is directly affected by ArcelorMittal’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including ArcelorMittal. Any ratings downgrade could adversely affect the trading price of the debt securities or the trading market for the debt securities to the extent a trading market for the debt securities develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the debt securities. Any trading by arbitrageurs could, in turn, affect the trading prices of the debt securities.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the debt securities.

ArcerlorMittal is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the debt securities to effect a restructuring of ArcelorMittal or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law. Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Two formal corporate rescue procedures exist—controlled management (gestion contrôlée), which involves one or several commissioners (commissaire à la gestion contrôlée) preparing a plan of re-organization or a plan for the realization and distribution of the assets, and moratorium (concordat préventif de la faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors. A judgment in bankruptcy proceedings has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce his security interest if an event of default has occurred under the security agreement. The ratification of the composition in composition proceedings will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, their mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the debt securities to effect a restructuring of ArcelorMittal and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the debt securities. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to our receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the debt securities to recover less than the principal amount of their debt securities or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the debt securities to be delayed compared with holders of undisputed claims.

There may not be a liquid trading market for the debt securities.

The debt securities are new securities with no established trading market, and ArcelorMittal does not expect to arrange for the debt securities to be listed on a national securities exchange or any other organized trading market. The underwriters may advise ArcelorMittal that they intend to make a market in the debt securities, but they will not be obligated to do so and may discontinue any market-making in the debt securities at any time, at their sole discretion. As a result, ArcelorMittal cannot assure you as to the liquidity of any trading market for the debt securities. If an active market for the debt securities does not develop, the price of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2008 (File No. 333-146371), which is referred to as our “2008 Form 20-F”.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Any statement contained in the 2008 Form 20-F shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we makes electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus or any related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus and any related prospectus supplement, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the downturn in the global economy and any protracted global recession or a depression;

•	the risk of a protracted fall in steel prices or of price volatility;

•	the risk that excessive capacity may hamper the steel industry’s recovery and prolong the downward cycle;

•	any volatility or increases in the cost, or shortages in the supply, of raw materials, energy and transportation;

•	the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability;

•	the risk that national trade restrictions could reduce or eliminate ArcelorMittal’s access to steel markets;

•	the risk that developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•

the risk that ArcelorMittal’s high level of indebtedness and the adverse conditions prevailing in global credit markets could make it substantially more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	ArcelorMittal’s ability to manage its growth;

•	Mr. Lakshmi N. Mittal’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future needs or for planned dividends or share buy-backs;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of deteriorating market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•

the risk that significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements;

•	risks relating to ArcelorMittal’s mining operations;

•	the risk that non-fulfillment or breach of transitional arrangements may result in the recovery of aid granted to some of ArcelorMittal’s subsidiaries;

•	ArcelorMittal’s ability to fund underfunded pension liabilities;

•	the risk of labor disputes;

•	economic policy risks and uncertainties in the countries in which it operates or proposes to operate;

•	the risk of disruption or volatility in the economic, political or social environment in the countries in which ArcelorMittal conducts business;

•	fluctuations in currency exchange rates, commodity prices, energy prices and interest rates;

•	the risk of disruptions to ArcelorMittal’s operations;

•	damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide limited coverage;

•	the risk of product liability claims adversely affecting ArcelorMittal’s operations;

•	the risk of potential liabilities from investigations and litigation regarding antitrust matters;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

These factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Financial Information

The audited consolidated financial statements of ArcelorMittal (of which Mittal Steel is the predecessor) and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2007 and 2008, and the consolidated statements of income, changes in equity and cash flows for each of the years ended December 31, 2006, 2007 and 2008, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in ArcelorMittal’s 2008 Form 20-F and have been incorporated by reference in this prospectus. The ArcelorMittal consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about ArcelorMittal’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus and any related prospectus supplement are based primarily on public sources including, but not limited to, publications of the International Iron and Steel Institute. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. ArcelorMittal has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases ArcelorMittal has made statements in this prospectus (and may make statements in any related prospectus supplement) regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as its own experience. While these statements are believed to be reliable, they have not been independently verified, and ArcelorMittal does not make any representation or warranty as to the accuracy or completeness of such information set forth in this prospectus, any related prospectus supplement and the documents incorporated by reference herein.

ARCELORMITTAL

ArcelorMittal is the world’s largest and most global steel producer based on production volumes. It results from the combination in 2006 of Mittal Steel and Arcelor, at the time respectively the world’s largest and second largest steel companies by production volume.

ArcelorMittal had sales of approximately $124.9 billion, steel shipments of approximately 101.7 million tonnes and crude steel production of approximately 103.3 million tonnes for the year ended December 31, 2008, as compared to sales of approximately $105.2 billion, steel shipments of approximately 109.7 million tonnes and crude steel production of approximately 116.4 million tonnes for the year ended December 31, 2007.

ArcelorMittal’s net income attributable to equity holders of the parent for the year ended December 31, 2008 was $9.4 billion, as compared with net income attributable to equity holders of the parent of $10.4 billion for the year ended December 31, 2007.

As of December 31, 2008, ArcelorMittal had equity of $59.2 billion, total debt of $34.1 billion and cash and cash equivalents, including restricted cash, of $7.6 billion, as compared to equity of $61.5 billion, total debt of $30.6 billion and cash and cash equivalents, including restricted cash, of $8.1 billion as of December 31, 2007.

ArcelorMittal has been built on a management strategy that emphasizes size and scale, vertical integration, product diversity and quality, continuous growth in higher value products, a strong employee well-being and customer service focus. ArcelorMittal intends to continue to play a leading role in the consolidation of the global steel industry and to remain the global leader in the steel industry. The Company’s three-dimensional strategy, as described in our 2008 Form 20-F incorporated by reference herein, is its key to sustainability and growth. ArcelorMittal has unique geographical and product diversification coupled with upstream and downstream integration designed to minimize risk caused by cyclicality.

Recent Developments

Outlook for the three months ended March 31, 2009

The Company expects first quarter 2009 operating results to be slightly negative due to continued pressure on margins and low shipments. The effective tax rate for year 2009 is expected to be 10% or below. Given the inherent uncertainty of forward-looking information such as this, it is possible that operating results that will be recorded for the three months ended March 31, 2009 will be different, particularly if one or more of the risks described under “Forward Looking Statements” and “Risk Factors” were to occur.

Forward Start facilities

On February 11, 2009, ArcelorMittal announced that it had secured commitments from banks for two Forward Start facilities totaling $4.8 billion, subject to certain conditions. A Forward Start facility provides a borrower with a committed facility to refinance an existing facility, and therefore certainty as to the availability of funds for that refinancing. A Forward Start facility is typically entered into at a time well before a refinancing facility would ordinarily be put in place. The existing facility is not amended and continues in force. ArcelorMittal decided to enter into these facilities in order to secure significant liquidity in advance in the event that difficult credit market conditions persist for longer than expected.

Of the $4.8 billion in Forward Start commitments secured, $3.2 billion in commitments secured may be used to refinance ArcelorMittal’s $4 billion revolving credit facility entered into on May 13, 2008, as novated, amended and restated on October 23, 2008, which is scheduled to mature in 2009 or (if extended) 2010 (as to approximately one-third) and 2011 (as to approximately two-thirds). A $3.2 billion revolving credit facility in respect of these Forward Start commitments was entered into on February 13, 2009 (the “$3.2 Billion Refinancing Facility”). Proceeds from the remaining $1.6 billion in Forward Start commitments may be used to refinance at maturity ArcelorMittal’s $3.2 billion credit facility entered into on April 7, 2005, as amended and restated on February 6, 2007, and as amended on March 14, 2008 (the “2005 Credit Facility”), which is scheduled to mature in 2010. During the first phase of securing commitments for the Forward Start facility that may be used to refinance the 2005 Credit Facility, ArcelorMittal approached only a select group of core relationship banks. During a second phase beginning in the second half of February 2009, ArcelorMittal approached the lenders under the 2005 Credit Facility as well as additional relationship banks. A revolving credit facility in respect of these commitments is proposed to be entered into in March 2009 (the “2005 Refinancing Facility”).

The $3.2 Billion Refinancing Facility contains, and the 2005 Refinancing Facility is expected to contain, a provision having the effect of automatically cancelling on a pro rata basis the aggregate commitments under those facilities by an aggregate amount equal to 75% of the net proceeds of certain debt securities until the commitments under the facilities are reduced to 50% of the original commitments, and by an aggregate amount equal to 33.33% of the net proceeds thereafter. ArcelorMittal intends to ensure, subject to the consent of relevant parties, that the cancellation will apply on a pro rata basis to the 2005 Refinancing Facility when it is entered into, even if it has not been entered into at the time of issuance of the relevant debt securities.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for our general corporate purposes. These purposes may include working capital for the Company or other companies in our group and the repayment of existing borrowings of the Company and our subsidiaries.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the consolidated capitalization and indebtedness of ArcelorMittal at December 31, 2008, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus and in any related prospectus supplement.

As of December 31, 2008 Historical
(Unaudited)
Short-term borrowings, including current portion of long-term debt	8,409
Secured and Unguaranteed	36
Guaranteed and Unsecured	265
Secured and Guaranteed	0
Unsecured/Unguaranteed	8,108
Long-term borrowings, net of current portion	25,667
Secured and Unguaranteed	122
Guaranteed and Unsecured	5,014
Secured and Guaranteed	422
Unsecured/Unguaranteed	20,109
Minority interests	4,032
Equity attributable to the equity holders of the parent	55,198
Common shares	9,269
Treasury stock	(5,800)
Additional paid in capital	20,575
Retained earnings	30,403
Reserves	751
Total shareholders’ equity	59,230
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	93,306

Except as disclosed herein or in the prospectus supplement, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since December 31, 2008, except for a net reduction in borrowings by $2,337 million due to net reimbursements of $888 million and currency translation adjustments of $1,449 million as at January 31, 2009.

As of December 31, 2008, ArcelorMittal had guaranteed approximately $5.7 billion of debt of its subsidiaries, which include ArcelorMittal Finance, Mittal Steel Delaware Partnership as well as operating subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2004		2005		2006		2007		2008
	(Unaudited)
Ratio of earnings to fixed charges	23.6	x	9.0	x	6.4	x	7.6	x	5.3	x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for minority interests in consolidated subsidiaries, less income allocable to minority interests in consolidated entities that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized and the interest portion of rental obligations. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract between us and HSBC Bank USA, National Association, as trustee, called an indenture.

The trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below; and

•

second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the indenture and certain debt securities that may be issued under the indenture. In particular, this section summarizes material terms of debt securities to be issued in fully registered, book-entry form without coupons in denominations of U.S.$2,000 and integral multiples of $1,000 in excess thereof, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of debt securities that may be issued under the indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any such debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of debt securities under the indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series; provided, that such additional debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, per annum, at which the series of debt securities will bear interest and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•

if the principal amount payable at maturity of the series of debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the indenture or the debt securities;

•	any additional circumstances under which the series of debt securities will be redeemable at our option;

•	any additional Events of Default or covenants applicable to the series of debt securities;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of debt securities.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the debt securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B) the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “—Redemption for Taxation Reasons.”

Redemption for Taxation Reasons

The debt securities of any series may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) in the case of us, on or after the Closing Date or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the debt securities or the indenture, with respect to any payment due or to become due under the debt securities or the indenture, ArcelorMittal or the successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due.

Prior to the giving of any notice of redemption of the debt securities pursuant to the foregoing, ArcelorMittal or the successor entity, as the case may be, will deliver to the Trustee:

(1) a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2) an opinion of legal counsel of recognized standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any debt securities that are redeemed will be cancelled.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their debt securities for other bonds or debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase debt securities in the open market or otherwise at any price.

Cancellation

All debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The Trustee will make its record of any such cancellation available for inspection to holders during its normal business hours.

Consolidation, Merger, Conveyance or Transfer

So long as any of the debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal are merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the indenture the due and punctual payment of the principal of and interest on the debt securities and the performance or observance of every covenant of the indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the Trustee an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

The indenture provides that so long as any of the debt securities remain outstanding, ArcelorMittal will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the debt securities) other than Permitted Security, unless our obligations under the debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the debt securities of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the indenture:

(1) the default in any payment of principal on any Note when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest, premium (if any) and Additional Amounts (if any), on any Note when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the Trustee as provided for in the indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be; and

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary.

Upon the occurrence and continuation of any event of default as provided for in the indenture, then in every such case the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the outstanding debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if an amount has been paid to or deposited with the Trustee sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default with respect to the debt securities of such series, other than the failure to pay the principal and other amounts of debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the indenture or the debt securities, the Trustee may pursue any available remedy to enforce any provision of the debt securities or the indenture. The Trustee may maintain a proceeding even if it does not possess any of the debt securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder of a debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action the Trustee may undertake under the indenture.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities you hold, the following must occur:

•	You must give the Trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the event of default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the Trustee.

•	The Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the Trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the trustee every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the indenture.

Amendments and Waivers

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the debt securities and the indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under this indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the debt securities in any material respect.

Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the debt securities of the affected series then outstanding under the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except an uncured default in the payment of principal of or interest on such series of debt securities or an uncured default relating to a covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

•	modify the stated maturity of the debt securities or the dates on which interest is payable in respect of the debt securities;

•	reduce the principal amount of, or interest on, the debt securities;

•	change the currency of payment of the debt securities;

•	impair the right of the holders of debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of this indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, the Company will apply the following rules.

Only Outstanding Debt Securities are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a Note will not be “outstanding” if it has been surrendered for cancellation or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, debt securities held by the Company or its affiliates are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If the Company or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee specifies if it sets the record date. The Company or the trustee, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when either (i) all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation, or all debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the Trustee for cancellation for principal and accrued interest and Additional Amounts, if any, to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

The indenture will provide that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities of such series, to maintain an office or agency with respect to the debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government securities, or both, applicable to the debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities of such series on the scheduled due dates therefor and (B) no Event of Default or default with respect to the debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the debt securities will be made by HSBC Bank USA, National Association, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the Trustee and the paying agent will pay to the Company upon request any money held by them for the payment of principal of, premium or interest on the debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction

ArcelorMittal will irrevocably submit to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture or the debt securities, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the debt securities.

Concerning the Trustee

HSBC Bank USA, National Association is to be the Trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the debt securities.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as amended from time to time.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means, with respect to the Trustee, HSBC Bank USA, National Association, 10 East 40th Street, 14th floor, New York, NY 10016, Attn: Corporate Loan and Agency Group.

“Closing Date” means the date on which the debt securities are deposited with the Depository Trust Company, as depositary.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets,

recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, debt securities or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by the Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

ArcelorMittal has no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAX CONSIDERATIONS

The following summary of certain Luxembourg and U.S. federal income tax considerations is based on the advice of Bonn Schmitt Steichen, with respect to Luxembourg taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, with respect to U.S. federal income taxes. This summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities described in this prospectus. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg. Any special U.S. federal income tax considerations relevant to a particular issue of debt securities, including any indexed debt securities, will be provided in the applicable prospectus supplement.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of debt securities should consult their own tax advisers as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

Luxembourg tax residency of the holders of the debt securities

A holder of the debt securities will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding of the debt securities, or the execution, performance, delivery and/or enforcement of the debt securities (holding of the debt securities includes receipt of interest and repayment of the principal).

Withholding tax

Subject to the exceptions below, as a general rule, there is no withholding tax for Luxembourg residents and non resident holders of the debt securities on payments of interest (including accrued but unpaid interest) in respect of the debt securities, nor is any Luxembourg withholding tax payable on payments received upon repayment of the principal or upon an exchange of debt securities. As a first exception, in certain circumstances a withholding tax may apply to payments of interest pursuant to European Council Directive 2003/48/EC (the "Tax Savings Directive"), i.e. mainly for payments made to individuals. Under the Tax Savings Directive, each EU Member State (a "Member State") generally must provide to the tax authorities of another Member State details of interest payments or similar income paid by a Paying Agent within its jurisdiction to an entity which is not a legal person and whose profits are not taxed under the general arrangements for business taxation and which is not, or has not opted to be treated as, a UCITS recognized in accordance with Directive 85/611/CE (a “Residual Entity”) or to or for an individual (the "Beneficial Owner") established or resident in the latter Member State, although certain Member States (including Luxembourg) are entitled to apply a withholding tax system during a transitional period. The transitional period commenced July 1, 2005 and will terminate at the end of the first full fiscal year after the EU and certain non-EU states reach an agreement on the exchange of such information. The Tax Savings Directive was implemented into Luxembourg law by a law of June 21, 2005 which is in effect as of July 1, 2005. Due to certain bilateral agreements, relevant dependant and associated territories and certain non-EU States apply similar measures as of the same date.

According to the law of June 21, 2005 and bilateral agreements concluded by Luxembourg with relevant dependant and associated territories and certain non-EU States, during the transitional period, a Luxembourg Paying Agent may be required to withhold taxes on Interest payments to Residual Entities or to, or for the benefit of, Beneficial Owners established or resident in an EU Member State or in any of the relevant dependant and associated territories at a rate of 20% (applicable rate since July 1, 2008, increasing to 35% as from July 1, 2011), unless the Beneficial Owner has opted for an exchange of information or has provided a tax certificate.

For the purpose of this section, the terms “Paying Agent,” “Interest” and “Beneficial Owner” shall mean respectively “agent payeur,” “intérêt” and “bénéficiaire effectif” as these terms are defined in the Tax Savings Directive and in the law of June 21, 2005.

Another exception has been implemented by a law of December 23, 2005, effective as of January 1, 2006, which introduced a withholding tax of 10% on interest payments made to Luxembourg individual residents by a Luxembourg paying agent.

Income taxation of the holders of the debt securities

Taxation of Luxembourg non-residents

Holders of the debt securities who are non-residents of Luxembourg and who have neither a permanent establishment nor a fixed base of business in Luxembourg with which the holding of the debt securities is connected are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon the redemption of the debt securities, or realize capital gains on the sale of any debt securities.

Taxation of Luxembourg residents—General

Holders of the debt securities who are residents of Luxembourg, or non-resident holders of the debt securities who have a permanent establishment or a fixed base of business in Luxembourg with which the holding of the debt securities is connected, must, for income tax purposes, include any interest received in their taxable income. They will not be liable to any Luxembourg income tax on repayment of principal.

For individuals resident in Luxembourg, the 10% tax withheld at source constitutes a final taxation.

Luxembourg resident individuals

Luxembourg resident individuals who are holders of the debt securities and who are acting in the course of the management of their private wealth are not subject to taxation on capital gains upon the disposal of the debt securities, unless the disposal of the debt securities precedes the acquisition of the debt securities or the debt securities are disposed of within six months of the date of acquisition of these debt securities. Upon redemption of the debt securities, individual Luxembourg resident holders of the debt securities must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income.

Luxembourg resident companies—permanent establishments

Luxembourg resident companies (sociétés de capitaux) that are holders of the debt securities or foreign entities which have a permanent establishment in Luxembourg with which the holding of the debt securities is connected, must include in their taxable income the difference between the disposal price (including accrued but unpaid interest) and the lower of the cost or book value of the debt securities disposed of.

Luxembourg resident companies benefiting from a special tax regime

Holders of the debt securities who are holding companies subject to the law of July 31, 1929, specialized investment funds governed by the law of February 13, 2007, family estate holding companies (sociétés de gestion de patrimoine familial) governed by the law of May 11, 2007 or undertakings for collective investment subject to the law of December 20, 2002 are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e. corporate income tax, municipal business tax and net wealth tax) other than the subscription tax calculated on their share capital or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of the debt securities, unless (i) such holder is a Luxembourg resident company or (ii) the debt securities are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment or (iii) the debt securities are attributable to a fixed base of business in Luxembourg of their holder.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by holders of the debt securities as a consequence of the issuance of the debt securities, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or exchange of the debt securities.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the debt securities or in respect of the payment of interest or principal under the debt securities or the transfer of the debt securities.

No gift, estate or inheritance tax is levied on the transfer of the debt securities upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

United States Federal Taxation

In general, a United States person who holds the debt securities and is a beneficial owner of the debt securities will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will generally be considered ordinary foreign source interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes. When you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities. Your tax basis in a note generally will equal the cost of the note to you. If you are an individual and the note being sold, exchanged or otherwise disposed of is a capital asset held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The paying agent must file information returns with the United States Internal Revenue Service in connection with Note payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent and certify that no loss of exemption from backup withholding has occurred. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities, subject to the conditions described in the preceding sentence. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person. The amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise specified in the prospectus supplement, the due authorization of the issuance of the debt securities and other matters governed by Luxembourg law will be passed upon for ArcelorMittal by Bonn Schmitt Steichen, its Luxembourg counsel, and the validity of the debt securities and certain other matters of New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements of ArcelorMittal and subsidiaries (the “Company”) as of and for the years ended December 31, 2007 and 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated by reference herein, have been audited by Deloitte S.A., as stated in their reports set forth therein and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, changes in equity and cash flows of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries (“Mittal Steel”) for the year ended December 31, 2006 and the retrospective adjustment to the 2006 financial statements, except for the consolidated financial statements of Arcelor S.A. and its subsidiaries (“Arcelor S.A.”, a consolidated subsidiary) (except for Dofasco, Inc., Belgo Siderurgia S.A., Companhia Siderúrgica Tubarão S.A., Sol Coqueria Tubarão S.A., Acindar Industria Argentina de Aceros S.A., Arcelor España S.A., Arcelor Largos Perfiles, and Laminados Velasco S.L., consolidated subsidiaries of Arcelor, whose consolidated financial statements for the period from August 1, 2006 to December 31, 2006, were audited by Deloitte Accountants B.V.), included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and incorporated by reference herein, have been audited by Deloitte Accountants B.V. as stated in their report set forth therein and incorporated by reference herein (which report expresses an unqualified opinion on the consolidated statements of income, changes in equity and cash flows, and includes an explanatory paragraph referring to (i) the retrospective adjustments made for the finalization of purchase accounting of Arcelor S.A. and (ii) the adjustment to the disclosure for a change in the composition of reportable segments). Such consolidated statements of income, changes in equity and cash flows have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity of Arcelor S.A. (consolidated with those of the Company and not separately incorporated by reference herein), for the period from August 1, 2006 to December 31, 2006, have been audited by KPMG Audit S.à r.l., as stated in their report which is included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and is incorporated by reference herein (which report expresses a qualified opinion because the omission of comparative financial information is not in conformity with IFRS and contains an explanatory paragraph stating that the consolidated financial statements are based on historical values of Arcelor S.A.’s assets and liabilities prior to its acquisition by Mittal Steel and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition). Such consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

All of the foregoing firms are independent registered public accounting firms.

U.S.$                                 % notes due 20

U.S.$                                 % notes due 20

BofA Merrill Lynch	Citi	J.P. Morgan	Morgan Stanley

                    , 2010